UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Zep Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Zep Inc. 1310 Seaboard Industrial Boulevard Atlanta, Georgia 30318

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 7, 2010

Time:	1:00 p.m. Eastern Time

Date:	January 7, 2010

Place:	Zep Inc.—Research & Development Auditorium
1420 Seaboard Industrial Boulevard
Atlanta, Georgia 30318

Record Date:	Stockholders of record at the close of business on November 16, 2009 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Items of Business:

(1)    Elect three directors with terms expiring at the 2013 annual meeting;

(2)    Approve the Zep Inc. Omnibus Incentive Plan;

(3)    Ratify the appointment of our independent registered public accounting firm; and

(4)    Consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Internet Availability of Proxy Materials:	We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to our stockholders over the Internet. Accordingly, on or about November 23, 2009, we began mailing to certain our registered and beneficial stockholders of record as of November 16, 2009, a Notice containing instructions on how to access our 2010 proxy statement and 2009 Annual Report and how to vote online. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year. In addition, on or about November 23, 2009, we began mailing a full set of proxy materials to certain of our registered and beneficial stockholders of record as of November 16, 2009 in lieu of delivering the Notice.

Stockholders Register:	A list of the stockholders entitled to vote at the meeting may be examined during regular business hours at our offices, 1310 Seaboard Industrial Boulevard, Atlanta, Georgia, 30318, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. FRANCIS WHITAKER, III

Vice President, General Counsel and Secretary

November 23, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JANUARY 7, 2010:

This Notice of Annual Meeting and Proxy Statement

and the 2009 Annual Report are available on the following website:

http://bnymellon.mobular.net/bnymellon/zep

Zep Inc.

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

PROXY STATEMENT

The Board of Directors of Zep Inc. (We, Our, or the Company) are furnishing this information in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on January 7, 2010, and at any adjournment and postponement thereof.

On or about November 23, 2009, we began mailing a Notice Regarding the Availability of Proxy Materials (Notice) to certain of our registered and beneficial stockholders of record as of November 16, 2009. Beginning on the date of the mailing of this Notice, all stockholders and beneficial owners had the ability to access all of the proxy materials and the Company’s 2009 Annual Report, including the Company’s Report on Form 10-K, a website referred to in the Notice and to vote their proxy on the Internet. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone. In addition, on or about November 23, 2009, we began mailing a full set of proxy materials to certain of our registered and beneficial stockholders of record as of November 16, 2009 in lieu of delivering the Notice.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation and are entitled to vote will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 16, 2009 (the record date) are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 21,611,667 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2010 Annual Meeting of Stockholders. These three officers are John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III.

What is a proxy statement?

It is a document that Securities and Exchange Commission, or SEC, regulations require us to give you when we ask you to sign a proxy card designating John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name.

What is the record date and what does it mean?

The record date for the 2010 Annual Meeting is November 16, 2009. The record date is established by the Board of Directors (the Board) as required by the Delaware General Corporation Law (Delaware Law). Owners of record of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

What if I sign and return my proxy, but do not provide voting instructions?

Proxies that are properly delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on proxies signed and returned, proxies will be voted for the election of the nominees for director listed below, for approval of the Zep Inc. Omnibus Incentive Plan and for ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2010 as stated on the proxy card.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the three methods described below:

By the Internet. You may give your voting instructions by the Internet as described on the Notice or the proxy card. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Company. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Telephone. You may give your voting instructions using the toll-free number listed on the Notice or the proxy card. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Company. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided.

In Person. You may vote in person at the meeting. Street name stockholders may only vote in person at the meeting if they have a legal proxy, as described in the following question.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

How are abstentions and broker non-votes counted?

Abstentions will be considered as present for purposes of establishing a quorum. If a broker or nominee indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter and has not received instructions from the beneficial owner (a broker non-vote), those shares will be considered as present for purposes of establishing a quorum but will not be not entitled to vote with respect to that matter. Broker non votes may arise with respect to the proposal for the election of directors and the proposal to approve the Zep Inc. Omnibus Incentive Plan because such proposals are considered non-routine matters by the New York Stock Exchange. The New York Stock Exchange rules require that at least a majority of outstanding shares vote with respect to the approval of the Zep Inc. Omnibus Incentive Plan, and broker non-votes will not be counted for purposes of this requirement.

What vote is required to approve each item?

According to the Company’s By-Laws, approval of each of the proposed items will be determined as follows:

Election of Directors: The election of directors will be determined by a plurality of votes cast, which means the three persons receiving the greatest number of affirmative votes cast at the annual meeting will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome of the election of directors. There is no cumulative voting in the election of directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director nominee or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

Proposal to Approve Zep Inc. Omnibus Incentive Plan: The affirmative vote of a majority of the votes cast on this proposal is required for approval of the Zep Inc. Omnibus Incentive Plan, provided that the total votes cast represents over 50% in interest of all shares entitled to vote on the proposal. For purposes of the votes on the Zep Inc. Omnibus Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all shares entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

All other matters: The voting results of all other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited, and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and associates may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We reserve the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, but we do not currently intend to do so. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

QUESTIONS RELATING TO COMMUNICATIONS,

GOVERNANCE AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management Directors by writing to the Chairman of the Nominating and Corporate Governance Committee, and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on the Company’s website at www.zepinc.com under “Investors,” then “Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Director Independence Standards

•	Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

•	Code of Ethics and Business Conduct

Any interested party may receive copies of any of these documents by requesting them in writing. Such request should be directed to the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318.

Our SEC filings, including Section 16 filings, are available under the “SEC Filings” heading of the “Investor” section on the Company’s website. Information on our website is not and should be considered a part of this proxy statement.

How are directors nominated?

The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, President and Chief Executive Officer.

Director Nominations by Stockholders. The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. The Nominating and Corporate Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained in “Next Annual Meeting—Stockholder Proposals,” below.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and each committee has adopted a charter (see “Questions Relating to Communications, Governance and Company Documents”). The table below sets forth the membership of each of the committees during fiscal 2009:

Director	Audit	Compensation	Governance
J. Veronica Biggins	—	X	X
Earnest W. Deavenport, Jr.	—	Chair	X
O.B. Grayson Hall, Jr.*	X	X
Kenyon W. Murphy**	X	X	—
Sidney J. Nurkin	X	—	Chair
Joseph Squicciarino	Chair	—	—
Timothy T. Tevens	X	X	—

*	O.B. Grayson Hall, Jr. was elected to the Board in January 2009 and became a member of the Audit and Compensation Committees at that time.
**	Kenyon W. Murphy, who served on the Audit and Compensation Committees during part of fiscal 2009, ceased serving on these committees as of October 15, 2008 when the New York Stock Exchange exemption relating to his independence expired. Mr. Murphy did not stand for re-election at the 2009 Annual Meeting.

During the fiscal year ended August 31, 2009, the Board met five times. All directors attended 100% of all meetings held by the Board and their respective committees during fiscal 2009. The Company does not have a policy regarding director attendance at its annual meetings; however, it is expected that each continuing director will attend each annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Lead Director, Earnest W. Deavenport, Jr.

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Company, as set forth in the Committee’s report below and in its charter (see “Questions Relating to Communications, Governance, and Company Documents”). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the chief financial officer, the chief compliance officer, and the general counsel, without other management present. The Board has determined that Mr. Squicciarino satisfies the “audit committee financial expert” criteria adopted by the SEC and that he has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held seven meetings during fiscal 2009.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter (see “Questions Relating to Communications, Governance, and Company Documents”). The Compensation Committee meets privately with an independent compensation consultant without management present when deemed appropriate by the Committee. The Compensation Committee will evaluate the performance of the independent consultant in relation to the Committee’s functions and responsibilities annually. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the Code) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held six meetings during fiscal 2009.

The Nominating and Corporate Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board as set forth in its charter and including, but not limited to, recommending Corporate Governance Guidelines, overseeing the periodic evaluation of the Board in meeting its corporate governance responsibilities, overseeing the periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board, as explained in greater detail above under “Questions Relating to Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2009 were Earnest W. Deavenport, Jr. (Chairman), J. Veronica Biggins, Kenyon W. Murphy, O.B. Grayson Hall, Jr., and Sidney J. Nurkin. Mr. Hall became a member of the Compensation Committee upon his election to the Board in January 2009. Mr. Murphy was previously an executive officer of Acuity Brands, Inc. (Acuity Brands or Acuity) prior to our spin-off from Acuity Brands and served as an independent member of the Compensation Committee subject to an exemption provided by the New York Stock Exchange until the expiration of said exemption on October 15, 2008, at which time Mr. Murphy ceased serving as a member of the Compensation Committee.

During fiscal 2009, no executive officer of the Company served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or the Company’s other directors are affiliated.

COMPENSATION OF DIRECTORS

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of the Company’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Annual Director Fees

Each non-employee director receives an annual director fee in the amount of $65,000, which includes meeting fees for the first five Board meetings and the first five meetings attended for each committee on which the non-employee director serves, an additional fee of $5,000 for the director serving as chairman of the Nominating and Corporate Governance and Compensation Committees, an additional fee of $10,000 for the director serving as chairman of the Audit Committee, and an additional fee of $10,000 to the director serving as Lead Director of the Board. Non-employee directors receive $1,000 for each Board meeting attended in excess of five Board meetings each fiscal year and $750 for each committee meeting attended in excess of five committee meetings of each committee each fiscal year. Fifty percent of the annual fee, or $32,500, is required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees may be deferred at the election of the director.

Mr. Morgan, as an employee, receives no additional compensation for services as a director of our Board.

Fiscal 2009 Equity Awards

In September 2008, each non-employee director received a restricted stock award valued at $10,000 pursuant to the Zep Inc. Long-Term Incentive Plan (the Original Plan), which was approved by our sole stockholder, Acuity Brands, prior to the spin-off. The restricted stock awards vest ratably over a four-year period and earn dividends at the rate equivalent to the dividends paid other common stockholders. In January 2009, Mr. Hall also received a restricted stock award valued at $50,000 concurrent with his election to the Board.

Deferred Compensation Plan

Non-employee directors are required to defer one-half of their annual director fee and may elect to defer the remaining portion of the annual fee, any additional fees or meeting fees pursuant to the deferred compensation plan for non-employee directors. The required deferred amounts are automatically invested in deferred stock units to be paid in shares and the optional deferred amounts may be invested in deferred stock units to be paid in shares or invested in an interest-bearing account to be paid in cash, each to be paid at retirement from the Board. Dividend equivalents on deferred stock units are credited to an interest-bearing account.

Mr. Deavenport’s account includes the value of Acuity Brands deferred stock units credited for his service on the Acuity Brands board of directors at the date of the spin-off and will be paid by Acuity in Acuity Brands common stock at his retirement from our Board. The Company credits his account with dividend equivalents in an amount equal to any cash dividend that may be declared by Acuity Brands from time to time to holders of their common stock. These dividend equivalents are credited to an interesting bearing account and will be paid in cash by the Company at Mr. Deavenport’s retirement from our Board.

Stock Ownership Requirement

Each non-employee director is subject to a stock ownership requirement and a stock retention requirement. The stock ownership requirement provides that, over a five year period, each director should attain ownership in our common stock valued at three times the base annual director fee at the time the program was established. Until they have reached their stock ownership requirement, each director must retain a portion of shares obtained through the deferral of fees, the vesting of restricted stock, or the exercise of stock options, if applicable. For these purposes, ownership includes stock held directly, interests in restricted stock and deferred stock units. Stock options are not taken into consideration in meeting the ownership requirements.

Fiscal 2009 Director Compensation

The following table sets forth information concerning the compensation for fiscal 2009 to our non-employee directors. Our directors did not receive any Option Awards, did not have any Non-Equity Incentive Plan Compensation, did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate, nor have any amounts that required disclosure under “All Other Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
J. Veronica Biggins	$65,000	$52,241	$117,241
Earnest W. Deavenport, Jr.	80,750	52,241	132,991
O. B. Grayson Hall, Jr.	36,774	8,044	44,818
Kenyon W. Murphy(4)	28,538	10,264	38,802
Sidney J. Nurkin	72,250	52,241	124,491
Joseph Squicciarino	77,250	52,241	129,491
Timothy T. Tevens	66,500	52,177	118,677

(1)	The fees earned in fiscal 2009 were as follows:

	Paid as Compensation Deferred into Stock Units		Paid in Cash
	$	#
J. Veronica Biggins	$32,500	2,238	$32,500
Earnest W. Deavenport, Jr.	80,750	5,546	—
O. B. Grayson Hall, Jr.	36,774	2,548	—
Kenyon W. Murphy	14,269	978	14,269
Sidney J. Nurkin	32,500	2,238	39,750
Joseph Squicciarino	32,500	2,238	44,750
Timothy T. Tevens	32,500	2,238	34,000

(2)	The amount reported in this column includes the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes for fiscal 2009 of grants of restricted stock to non-employee directors, calculated in accordance with the provisions of SFAS No. 123(R).
(3)	The aggregate numbers of outstanding restricted stock awards at August 31, 2009 were: 11,742 for Ms. Biggins and Messrs. Deavenport, Nurkin and Squicciarino, 10,596 for Mr. Tevens and 5,961 for Mr. Hall.
(4)	Mr. Murphy ceased being a director at the January 2009 Annual Stockholders’ Meeting. At that time, all amounts previously deferred into the Zep Inc. Director Deferred Compensation Plan were paid in a lump sum.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of November 16, 2009, unless otherwise indicated, by each of the directors, by each nominee for director, by each of the named executive officers, by all directors and officers of the Company as a group, and by beneficial owners of more than five percent of the Company’s common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)(4)	Percent of Shares Outstanding(5)
Mark R. Bachmann	165,903	*
J. Veronica Biggins	15,879	*
Ronald D. Brown	—	—
Robert P. Collins	80,303	*
Earnest W. Deavenport, Jr.	16,438	*
O. B. Grayson Hall, Jr.	5,961	*
William A. Holl(5)	44,403	*
John K. Morgan	631,513	2.9%
Sidney J. Nurkin	15,879	*
Joseph Squicciarino	15,879	*
Jeffrey J. Sorensen	5,667	*
Timothy T. Tevens	14,159	*
C. Francis Whitaker, III	29,007	*
All directors and executive officers as a group(13 persons)	1,054,387	4.7%

GAMCO Investors, Inc.(7)	3,166,596	14.7%
Wellington Management Company LLP(8)	2,694,506	12.5%
Morgan Stanley Investment Management Inc.(9)	2,617,591	12.1%
Barclays Global Investors, N.A.(10)	1,601,893	7.4%
Keeley Asset Management Corp.(11)	1,584,350	7.3%

*	Represents less than one percent of the Company’s common stock.
(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days of November 16, 2009 upon exercise of employee stock options. Options are included for the following individuals: Mr. Bachmann, 102,033 shares; Mr. Collins, 34,625 shares; Mr. Morgan, 469,302 shares; Mr. Sorensen, 3,041 shares; Mr. Whitaker, 17,074 shares; and all directors and executive officers as a group, 641,075 shares.
(3)	Includes time-vesting restricted stock granted under the Original Plan, portions of which vest in September 2010 through 2013, January 2010 through 2013, September 2010 through 2012, November 2010 through 2011, July 2010, September 2010, June 2010, March 2010, December 2009 through 2010, and December 2009. The executives have sole voting power over these restricted stock. Restricted stock are included for the following individuals: Mr. Bachmann, 18,726 shares; Ms. Biggins, 7,749 shares; Mr. Collins, 24,701 shares; Mr. Deavenport, 7,749 shares; Mr. Hall, 5,961 shares; Mr. Morgan, 74,875 shares; Mr. Nurkin, 7,749 shares; Mr. Sorensen, 1,580 shares; Mr. Squicciarino, 7,749 shares; Mr. Tevens, 10,596 shares; Mr. Whitaker, 7,168 shares; and all directors and executive officers as a group, 174,603 shares.
(4)	Includes performance stock granted under the Original Plan that have achieved their performance target and that vest in September 2010. The executives have sole voting power over this performance stock. Performance stock is included for the following individuals: Mr. Bachmann, 1,859 shares; Mr. Collins, 1,356 shares; Mr. Morgan, 8,240 shares; Mr. Sorensen, 1,046 shares; Mr. Whitaker, 504 shares; and all executive officers as a group, 13,005 shares.
(5)	Based on an aggregate of 21,611,667 shares of our common stock issued and outstanding as of November 16, 2009.
(6)	Includes the right to acquire 15,000 shares through the exercise of a put option.
(7)	This information is based on a Form 13F filed with the SEC by GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1435, on November 12, 2009 containing information as of September 30, 2009. The reporting person has sole voting power over 3,090,196 shares of common stock, shared voting power over 1,900 shares of common stock and no voting power over 94,050 shares of common stock.
(8)	This information is based on a Form 13F filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, on November 16, 2009 containing information as of September 30, 2009. The reporting person has sole voting power over 1,404,794 shares of common stock, shared voting power over 574,426 shares of common stock and no voting power over 715,286 shares of common stock.
(9)	This information is based on a Form 13F filed with the SEC by Morgan Stanley, 1585 Broadway, New York, New York 10036, on November 16, 2009 containing information as of September 30, 2009. The reporting person has sole voting power over 2,617,197 shares of common stock and no voting power over 394 shares of common stock.
(10)	This information is based on a Form 13F filed with the SEC by Barclays Global Investors UK Holdings Limited, 1 Churchill Place, Canary Wharf, London, England E14 5HP, on November 12, 2009 containing information as of September 30, 2009. The reporting person has sole voting power over 1,476,484 shares of common stock and no voting power over 125,409 shares of common stock.
(11)	This information is based on a Form 13F filed with the SEC by Keeley Asset Management Corp., 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605, on November 12, 2009 containing information as of September 30, 2009. The reporting person has sole voting power over 1,584,350 shares of common stock and no voting power over 67,500 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, officers and persons who beneficially own more than 10% of the Company’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file reports of ownership and changes in ownership of the Company’s common stock with the SEC, the New York Stock Exchange, and the Company. Based on our review of information received by the Company during the fiscal year, we believe that all required Section 16(a) filings were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers will be elected annually and will serve at the pleasure of our Board.

Kenyon W. Murphy served as a member of the Audit and Compensation Committees until October 15, 2008 and did not qualify as an independent director based on the listing standards of the New York Stock Exchange. Rule 303A of the New York Stock Exchange Listing Standards provided that our Audit and Compensation Committees were not required to become fully independent until twelve months after our listing date, as long as the majority of the members of each committee were independent within ninety days of our listing. Each of our Audit Committee and Compensation Committee utilized this phase in provision and subsequently became fully independent on October 15, 2008.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain non-employee directors of the Company serve as directors and/or executive officers. Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. The Company annually requests that each director verify and update the following information:

•	a list of entities where the director is an employee, director or executive officer;

•	each entity where an immediate family member of a director is an executive officer;

•	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

After compiling a list of all such persons and entities and after the list has been reviewed and updated, it is distributed within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

With respect to those companies having common non-employee directors with the Company, management believes the directors had no direct or indirect material interest in transactions in which the Company engaged with those companies during the fiscal year. During the first quarter of fiscal 2010, certain wholly-owned subsidiaries of the Company entered into a Loan and Security Agreement (LSA) with Regions Bank, which allows for borrowings up to $40 million secured by undivided interests in a defined pool of trade accounts receivable. The LSA will mature on September 30, 2012, subject to any termination right exercised on an earlier date. Interest under the LSA is generally payable monthly at the LIBOR Index Rate, plus an applicable margin ranging from 2.00% to 2.25%. For more information regarding the terms of the LSA, we refer to the LSA that is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Mr. Hall, a director of the Company, serves as an executive officer of Regions Bank and of Regions Financial Corporation. We expect to pay fees and expenses to Regions Bank of approximately $250,000 during fiscal 2010 and expect that fees in future fiscal years may be in excess of $120,000. Mr. Hall does not directly manage the LSA and has abstained from any Board actions involving the transaction. The transaction was unanimously approved by the disinterested members of the Board.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board has reviewed the independence of its members and of Mr. Brown, the nominee for director, and determined that all of its current members, except John K. Morgan, our Chairman, President, and Chief Executive Officer have no material relationship with us, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Company’s Governance Guidelines (available on our website at www.zepinc.com under “Corporate Governance”) and a finding by the Board of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The Company’s By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. The number of directors constituting the Board was fixed at seven until October 2009 as outlined below.

The terms for two of our directors, Earnest W. Deavenport, Jr. and Sidney J. Nurkin, expire at this annual meeting. Both of these directors are nominees at the annual meeting. If elected, Messrs. Deavenport and Nurkin will hold office for a three-year term expiring at the annual meeting for fiscal 2013 or until their successors are elected and qualified. During his three-year term, Mr. Deavenport will reach age 72, at which time the Board will determine whether it is appropriate to accept his resignation, pursuant to the provisions of the Corporate Governance Guidelines. If Mr. Deavenport’s resignation is accepted, he will serve until the next annual meeting of stockholders in January 2011.

In October 2009, the Board increased the size of the Board to eight. In order to fill the additional seat created by this increase, the Nominating and Corporate Governance Committee, considered the qualifications and business experience, including a review of the independence, of a number of candidates previously identified by the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board. Upon a review of the potential candidates, the Nominating and Corporate Governance Committee recommended that the Board nominate Mr. Ronald D. Brown, and Mr. Brown has agreed to stand for election. If elected, Mr. Brown will hold office for a three-year term expiring at the annual meeting for fiscal 2013 or until his successor is elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for the 2010 Annual Meeting

Of the director nominees listed below, Messrs. Deavenport and Nurkin are currently directors of the Company. The following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of the Company.

Name	Age	If Elected, New Term Expires	Principal Business Affiliation During Past Five Years
Ronald D. Brown	56	2013	Mr. Brown has been nominated to serve as a Director upon his election by the stockholders in January 2010. Mr. Brown serves as Managing Director of Taft Business Consulting, LLC, a position he has held since May 2009. He previously served as Chairman and Chief Executive of Milacron Inc. from 2001 to November 2008, as their Chief Operating Officer from 1999 to 2001, and as their Chief Financial Officer from 1993 to 1999. In March 2009, after Mr. Brown was no longer an executive officer, Milacron Inc. filed for bankruptcy protection. Mr. Brown is a director of A.O. Smith Company.

Earnest W. Deavenport, Jr.	71	2013	Mr. Deavenport has served as a Director since October 2007. He is the retired Chairman and Chief Executive Officer of Eastman Chemical Company, and served in those positions from 1994 to 2002. Mr. Deavenport served as a director of Acuity Brands from June 2002 until October 2007. Mr. Deavenport serves as Lead Director, is Chairman of our Compensation Committee and is a member of our Nominating and Corporate Governance Committee. He is a director of King Pharmaceuticals, Inc. and Regions Financial Corporation.

Sidney J. Nurkin	68	2013	Mr. Nurkin has served as a Director since October 2007. Mr. Nurkin is Of Counsel to the law firm of Alston & Bird, LLP, a national law firm headquartered in Atlanta, Georgia. Prior to his retirement on December 31, 2006, Mr. Nurkin was a Senior Partner in the law firm for more than five years. Mr. Nurkin is Chairman of our Nominating and Corporate Governance Committee and is a member of our Audit Committee.

Directors with Terms Expiring at the 2011 and 2012 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Company.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
J. Veronica Biggins	63	2012	Ms Biggins has served as a Director since October 2007. Ms. Biggins has served as a Director of Hodge Partners, an executive search firm, since September 2007, prior to which she served as a senior partner of Heidrick & Struggles International, an executive search firm, since 1995. Ms. Biggins is a member of our Compensation and Nominating and Corporate Governance Committees. She is a director of Avnet Corporation and AirTran Holdings Inc.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
John K. Morgan	55	2011	Mr. Morgan is our Chairman, President and Chief Executive Officer and has served in these positions since October 2007. He was elected President and Chief Executive Officer of Acuity Specialty Products in July 2007. He served as an Executive Vice President of Acuity Brands until October 2007. He served as President and Chief Executive Officer of Acuity Brands Lighting, Inc. from August 2005 to July 2007. He served at Acuity Brands as President and Chief Development Officer from January 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He is a director of WESCO International, Inc.

O. B. Grayson Hall, Jr.	52	2012	Mr. Hall has served as a Director since January 2009. He has served as a member of the Executive Council and as Vice Chairman, General Banking Group of Regions Financial Corporation (Regions) since December 2008. Prior to that, he served as Senior Executive Vice President, General Banking Group of Regions from November 2006 until December 2008. Mr. Hall served as head of various lines of business at Regions from January 2005 until November 2006, including managing Consumer Banking, Commercial Banking and Wealth Management. He served as head of the Operations and Technology Group and various administrative functions from 1993 through December 2004. Mr. Hall is a member of our Audit and Compensation Committees. He is a director of Regions.

Joseph Squicciarino	53	2011	Mr. Squicciarino has served as a Director since October 2007. Mr. Squicciarino has served as the Chief Financial Officer of King Pharmaceuticals, Inc. since June 2005. Prior to joining King Pharmaceuticals, Inc., he served as Chief Financial Officer—North America for Revlon, Inc. from March 2005 until June 2005 and as Chief Financial Officer—International for Revlon International, Inc. from February 2003 until March 2005. He held the position of Group Controller Pharmaceuticals—Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. Mr. Squicciarino is Chairman of our Audit Committee.

Timothy T. Tevens	53	2011	Mr. Tevens has served as a Director since December 2007. Mr. Tevens has served as the President of Columbus McKinnon Corporation since January 1998 and as Chief Executive Officer since July 1998. Mr. Tevens served as Vice President–Information Services of Columbus McKinnon Corporation from May 1991 to January 1998, becoming their Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. Mr. Tevens is a member of our Audit and Compensation Committees. He is also a director of Columbus McKinnon Corporation.

ITEM NO. 2—APPROVAL OF THE ZEP INC. OMNIBUS INCENTIVE PLAN

Subject to ratification by the Company’s stockholders, on October 7, 2009, the Board adopted the Zep Inc. Omnibus Incentive Plan (the Omnibus Plan or Plan). Stockholder approval of the Omnibus Plan is sought in order to qualify the Plan under Section 162(m) of the Code and to thereby allow the Company to deduct for federal income tax purposes all compensation paid under the Omnibus Plan to named executive officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table).

Approval of the Omnibus Plan requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present, in person or by proxy, and entitled to vote at the annual meeting; provided that, pursuant to the New York Stock Exchange rules, at least a majority of shares of the Company’s outstanding common stock is voted on this proposal. If approved, the Omnibus Plan will replace the Original Plan, and be the successor plan to the Company’s Management Compensation and Incentive Plan (the Annual Incentive Plan), which was approved by the stockholders at the Annual Meeting held in January 2009. For a complete description of the Annual Incentive Plan, see “Item 2—Approval of the Zep Inc. Management Compensation and Incentive Plan” included in the Company’s Proxy Statement for fiscal 2008. If the Omnibus Plan is not approved by the Company’s stockholders, the existing Annual Incentive Plan and Original Plan will each continue. In such event, however, future awards under the Original Plan will not qualify for the performance-based compensation exception under Section 162(m) of the Code.

This summary of the material features of the Omnibus Plan is qualified in its entirety by reference to the full text of the Omnibus Plan, which is set forth in Exhibit A.

FACTORS TO CONSIDER

Key Component of Compensation

Incentive compensation is a key component of our total compensation package. Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals including to increase stockholder value. We believe that grants of equity and other incentives based on Company performance allow us to remain competitive in the marketplace, enabling us to recruit, retain and motivate high-caliber talent dedicated to the Company’s long-term growth and success.

Key Provisions of the Omnibus Plan

The Omnibus Plan includes a number of provisions designed to serve stockholders’ interests and facilitate effective corporate governance, including the following:

No Stock Option Repricing/Exchange

The Omnibus Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

No Discounted Awards

Awards having an exercise price will not be granted with an exercise price less than the fair market value on the date of grant.

No “Evergreen” Provision

The Omnibus Plan does not contain an “evergreen” or similar provision. The Omnibus Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

Limit on Awards to Any One Individual

The number of stock options and stock appreciation rights (SARs) that may be granted to any one individual during any Plan Year may not exceed 600,000 shares. The number of performance stock and/or unit awards and restricted stock and/or units awards that may be granted to any one individual during any Plan Year (as defined in the Plan) may not exceed 200,000 shares, respectively. Cash-based awards may not exceed $4 million to any individual during any Plan Year.

Share Counting

•

To the extent that an Award (as defined in the Plan) is canceled, terminates, expires, is forfeited or lapses for any reason, including the non-attainment of Performance Goals, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

•	Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

•

Shares withheld from an Award or tendered to the Company by a Participant to satisfy minimum tax withholding requirements with respect to an Award will again be available for issuance pursuant to Awards granted under the Plan.

•

If the exercise price of a stock option is satisfied by tendering Shares (as defined in the Plan) to the Company (by either actual delivery or attestation), such tendered Shares will again be available for issuance pursuant to Awards granted under the Plan.

•

To the extent that the full number of Shares subject to an Option or SAR is not issued upon exercise of the Option or SAR for any reason, including by reason of net-settlement of the Award, the Shares underlying the Award in excess of the number of shares actually issued and delivered to the participant will again be available for issuance pursuant to Awards granted under the Plan.

•	Substitute Awards (as defined in the Plan) shall not count against the Shares otherwise available for issuance under the Plan.

Deductibility of Awards

The Omnibus Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code, including by qualifying payments under the Omnibus Plan as “performance-based compensation.”

Plan Administration

The Omnibus Plan is administered by the Compensation Committee, which is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors,” as that term is defined in Section 162(m) of the Code.

DIFFERENCES BETWEEN THE OMNIBUS PLAN AND THE ORIGINAL PLAN

The following is a comparison of the material differences between the Omnibus Plan and the Original Plan:

Provision	Omnibus Plan	Original Plan
• Shares subject to Plan	• No additional shares[1]	• 4,300,000 shares[1]

• Termination date	• December 31, 2019	• October 31, 2017

• Shares deducted from the plan on grant	• 1:1 for stock options, stock appreciation rights, restricted stock awards, performance shares and other stock or stock unit awards	• 1:1 for stock options and stock appreciation rights; 1.5:1 for restricted stock awards, performance shares and other stock unit awards

• Limit on grants of incentive stock options	• 2,000,000	• 2,000,000

• Limit on grants of options, SARs and performance-based awards to any one individual	• Stock options and stock appreciation rights – 600,000 • Restricted/Performance Stock/Units – 200,000 • Cash-based awards – $4 million	• Stock options and stock appreciation rights – 500,000 • Restricted/Performance Stock/Units – 150,000 • Cash-based awards – not available.

• Repricings and similar actions	• Prohibited without stockholder approval	• Prohibited without stockholder approval

• Acceleration of Awards on a Change in Control	• Individual award agreements may include provisions applicable upon a change in control, provided that such provisions may not violate or result in tax under Section 409A of the Code

•    Unless otherwise provided in an award agreement, stock options and stock appreciation rights shall become immediately vested and fully exercisable, or terminated; restricted stock/units shall become immediately vested; performance stock/units all restrictions lapse and awards become vested or become eligible to receive a cash payment, as may be determined by the Compensation Committee.

• Performance period for performance-based awards	• Determined by the Compensation Committee	• Determined by the Compensation Committee

• Performance Goals	• Goals are generally the same as those in the Original Plan with the addition of certain non-financial measures related to the Company’s strategic initiatives

•    Goals may be based on one or more of the performance measures and be based on Company-wide performance or other absolute or relative performance levels including or excluding specific extraordinary, non-recurring gains, losses or charges

• Transferability of Awards	• Prohibits transfers to third parties for consideration	• Prohibits transfers to third parties for consideration

[1]

As of November 16, 2009, 1,451,974 shares were available for grants under the Original Plan, which is the only plan under which equity-based compensation may currently be awarded to our executives, directors and other employees. At that time, a total of 2,280,895 shares are subject to outstanding awards under the Original Plan, including 1,829,335 stock options and 432,556 shares of unvested restricted stock. The stock options outstanding as of November 16, 2009 have a weighted average exercise price of $13.35 and a weighted average remaining term of 7.95 years. Upon stockholder approval of the Omnibus Plan, these outstanding awards will be deemed to have been granted under the Omnibus Plan and will be subject to its terms and conditions.

NEW PLAN BENEFITS

Benefits under the Omnibus Plan will depend on the Compensation Committee’s actions and the fair market value of the shares at various future dates; therefore, it is not possible to determine the benefits that will be received by directors, executive officers and other associates or consultants if the Omnibus Plan is approved by the stockholders.

Historically our annual long-term incentive program included equity grants to members of our executive officers, including our named executive officers (currently 5 individuals), other senior managers (currently approximately 14 individuals) and certain other associates (approximately 21 individuals). A total of 306,794 awards were issued to our named executive officers during fiscal 2009. A total of 209,679 awards were issued to other senior managers and associates during fiscal 2009.

On November 16, 2009, the closing sale price of our common stock on the New York Stock Exchange was $18.10 per share.

ADDITIONAL INFORMATION ABOUT THE OMNIBUS PLAN

The following is a brief description of the Omnibus Plan. The full text of the Omnibus Plan is attached as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to that Exhibit.

It is the judgment of the Board that approval of the Omnibus Plan is in the best interests of the Company and our stockholders.

General

The Omnibus Plan provides for the granting of options, SARs, restricted stock and/or unit awards, performance stock and/or unit awards and cash-based awards to eligible employees, non-employee directors and outside consultants. As noted above, the Omnibus Plan does not permit the repricing of options or the granting of discounted options, and does not contain an “evergreen” or similar provision.

The Omnibus Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code with respect to options and other awards, including qualifying payments under the Omnibus Plan as “performance-based compensation.” It is intended generally that awards granted under the Omnibus Plan will not be subject to Section 409A of the Code; however, with respect to any awards granted under the Omnibus Plan that are subject to Section 409A of the Code, the Omnibus Plan will be interpreted and administered in a manner that is consistent with Section 409A.

Administration and Duration

The selection of participants in the Omnibus Plan and the level of participation of each participant will be determined by the Compensation Committee. Each member of the Compensation Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently, the Compensation Committee is comprised of four independent directors. As is currently the case with respect to the Original Plan, the Compensation Committee will have the authority to interpret the Omnibus Plan, to establish and revise rules and regulations relating to the Omnibus Plan, and to make any other determinations it believes necessary or advisable for the administration of the Omnibus Plan. The Compensation Committee may delegate any or all of its authority to administer the Omnibus Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.

The Omnibus Plan will terminate on December 31, 2019, unless terminated earlier by the Board or the Compensation Committee.

Limit on Awards under the Omnibus Plan

As of November 16, 2009, the maximum number of shares as to which stock options and stock awards may be granted under the Omnibus Plan is approximately 1,451,974 shares, which is equal to the number of shares currently remaining available for future grants under the Original Plan. It intended that shares to be delivered under the Omnibus Plan will be made available from authorized but unissued shares of our common stock or from treasury shares. Shares covered by an award will be reserved from the share reserve as of the date of grant, and will be added back to the share reserve under the various circumstances described in “Share Counting,” above.

Eligibility

All employees of the Company and its affiliates, as well as the Company’s non-employee Directors and select consultants, will be eligible to participate in the Omnibus Plan. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares granted, subject to the limits described in “Limit on Awards to Any One Individual,” above.

Types of Awards

Cash-Based Awards

Cash-based awards granted under the Omnibus Plan entitle each participant to receive cash or shares of common stock, as determined at the time of the award, upon the attainment of specified performance goals during a performance period, which may be one or more years, as determined by the Compensation Committee at the time of the Award.

Stock Options

Options granted under the Omnibus Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The option price may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, if the grant provides, in common stock.

Generally, all options terminate after a ten-year period from the date of the grant. The Compensation Committee determines the terms of each stock option award at the time of grant.

Stock Appreciation Rights

SARs may, but need not, relate to options. The Compensation Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR may not be granted at less than the fair market value of the stock on the date the SAR is granted and cannot have a term longer than ten years. Distributions to the recipient may be made in common stock, in cash or in a combination of both as determined by the Compensation Committee at the time of grant.

Stock Awards

The Omnibus Plan provides for the granting of restricted stock, restricted stock units, performance awards, performance stock unit awards and other stock awards. A performance award may include any of the performance measures, or a combination thereof, set forth in Appendix “A” to the Omnibus Plan, attached as Exhibit A to this Proxy Statement.

Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary, affiliate, unit or division of the Company) under one or more of the measures set forth in the Omnibus Plan. Performance goals may be defined in absolute terms or measured relative to the performance of companies or against a predefined index. Performance goals may be expressed as a percentage change or in absolute terms, and may be adjusted for material business events. The performance goals will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the Omnibus Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any options or awards may be exercised only by the employee.

Certain Adjustments

In the event of a material business event, the Compensation Committee, in its sole discretion, may make adjustments:

•	in the number and/or kind of shares for which any awards may thereafter be granted, both in the aggregate and as to each optionee;

•	in the number and kind of shares subject to outstanding awards;

•	the amount and/or type of payment to be received under the awards; and

•

adjustments to the terms and conditions of any outstanding awards as the Compensation Committee deems appropriate, limited to modifications and acceleration of vesting provisions, performance goals and restriction periods.

A material business event includes restructuring changes, reductions in force, changes in accounting principles, changes in tax laws, gains and/or losses on asset sales, discontinued operations, acquisitions, divestitures, currency fluctuations, equity adjustments, unusual changes in the external environment or business strategies, or other extraordinary or unusually items which the Compensation Committee determines in its discretion may have the effect of materially altering the benefits intended under the Omnibus Plan.

Amendment and Revocation

The Compensation Committee may amend or terminate the Omnibus Plan provided that the termination of the Omnibus Plan may not affect outstanding awards, and provided further that an amendment will be contingent upon stockholder approval to the extent required by law or the rules of any stock exchange on which the Company’s stock is traded. The Plan prohibits the terms of outstanding Awards from being amended to reduce the exercise price of outstanding Options or SARs and prohibits the cancellation of outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of prior to the end of this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the then market value of the shares and the option price. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. Upon the exercise of a SAR, if an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock/Stock Unit Awards/Performance Awards

No income will be recognized at the time of grant by the recipient of a restricted stock, stock unit award or performance award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

Tax Treatment of Awards to Non-Employee Directors, Outside Consultants and to Employees Outside of the United States.

The grant and exercise of options and awards under the Omnibus Plan to non-employee Directors, certain consultants and to employees outside of the United States may be taxed on a different basis.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITEM NO. 2, APPROVAL OF THE ZEP INC. OMNIBUS INCENTIVE PLAN, INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE MEASURES UNDER WHICH CERTAIN AWARDS MAY BE GRANTED.

DISCLOSURE WITH RESPECT TO EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2009 about equity awards under our Original Plan, share units from deferrals into the Non-Employee Director Deferred Compensation Plan and share units from Company contributions into the Supplemental Deferred Compensation Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders(1)	1,567,169	(2)	$12.99	1,915,097	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	1,567,169			1,915,097

(1)	The Original Plan, the Non-Employee Director Deferred Compensation Plan and the Supplemental Deferred Savings Plan were approved in October 2007 by our sole stockholder, Acuity Brands, prior to our spin-off. The table does not include 162,895 shares available for purchase under our Employee Stock Purchase Plan as of August 31, 2009, which was approved by our sole stockholder prior to the spin-off.
(2)	Includes 1,509,439 shares under the Original Plan, 23,776 share units in the Non-Employee Director Deferred Compensation Plan and 33,954 share units in the Supplemental Deferred Savings Plan. Share units in the deferred compensation plans may be distributed to participants upon termination of service or retirement.
(3)	Amount shown does not reflect the reduction in shares available for grant from full value shares currently awarded and outstanding under the Original Plan.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (E&Y) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2010. E&Y has been the independent registered public accounting firm of the Company since it became an independent public company in October 2007. Representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal 2009 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITEM 3, RATIFICATION OF THE APPOINTMENT OF ERNST  & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Company’s Audit Committee charter is available on our website at www.zepinc.com in the “Investor” portion of the website, under the heading, “Corporate Governance.” Information at our website is not and should not be considered a part of this proxy statement. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. Messrs. Squicciarino, Hall, Nurkin and Tevens were independent directors, as such term is defined by the listing standards of the New York Stock Exchange. Mr. Murphy, who served as a member of the Audit Committee until October 15, 2008, did not qualify as an independent director based on the listing standards of the New York Stock Exchange. Rule 303A of the New York Stock Exchange Listing Standards provided that our Audit Committee was not required to become fully independent until twelve months after our listing date, as long as the majority of the members of the committee were independent within ninety days of our listing. The Audit Committee utilized this phase-in provision until October 15, 2008.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States) (PCAOB), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y its independence from Company management and the Company, including matters in the letter received by the Audit Committee from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with E&Y’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and E&Y’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the results of the inquiries and actions above, the Audit Committee recommended to the Board that the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Joseph Squicciarino, Chairman

O.B. Grayson Hall, Jr.

Sidney J. Nurkin

Timothy T. Tevens

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2009 and August 31, 2008.

	2009	2008
Fees Billed:
Audit Fees	$920,000	$1,003,000
Audit Related Fees	66,000	85,000
Tax Fees	102,000	113,000
All Other Fees	2,000	1,500

Total	$1,090,000	$1,202,500

Audit Fees include fees for services rendered for the audit and quarterly reviews of the Company’s financial statements (including an audit of the effectiveness of the Company’s internal control over financial reporting) and accounting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements including employee benefit plan audits.

Tax Fees consisted principally of professional services related to international tax planning and compliance.

All Other Fees include amounts billed to the Company for the use of an online accounting research tool.

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

MANAGEMENT

Executive Officers

Executive officers are elected annually by the Board and serve at the discretion of the Board. John K. Morgan serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors” under “Directors with Terms Expiring at the 2011 and 2012 Annual Meetings.”

Other executive officers as of the date of the Proxy Statement are:

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years
Mark R. Bachmann	51	Executive Vice President and Chief Financial Officer	Mr. Bachmann is our Executive Vice President and Chief Financial Officer, a position he has held since October 2007. He served Acuity Specialty Products as Executive Vice President and Chief Financial Officer from November 2005 to October 2007, as Executive Vice President, Business Transformation from November 2004 to October 2005, and as Executive Vice President of Supply Chain from July 2003 to October 2004. Mr. Bachmann served as President of Enforcer Products from January 2000 to July 2003.

Robert P. Collins	56	Vice President and Chief Administrative Officer	Mr. Collins is our Vice President and Chief Administrative Officer, a position he has held since November 2008. He previously served as our Vice President and Chief People Officer, from October 2007 until November 2008. He joined Acuity Specialty Products in September 2007. Mr. Collins most recently served as a Corporate Vice President and Chief Human Resources Officer for Serologicals Corporation from August 2001 to October 2006. Prior to Serologicals Corporation, he was a partner with Ray & Berndtson from April 2000 to August 2001.

Jeffrey J. Sorensen	48	Vice President and Chief Marketing Officer	Mr. Sorensen is our Vice President, Chief Marketing Officer, a position he has held since October 2008. He served as a Director of Sales in the Professional Division at Georgia Pacific from 2005 until October 2008. Prior to joining Georgia Pacific, Mr. Sorensen served as a Director of Marketing at JohnsonDiversey, Inc. from 1995 until 2005 and served in various sales management roles at Procter & Gamble from 1983 until 1995.

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years
C. Francis Whitaker, III	42	Vice President, General Counsel, and Secretary	Mr. Whitaker is our Vice President, General Counsel and Secretary, a position he has held since October 2007. He joined Acuity Specialty Products in April 2006 as Vice President and General Counsel. Mr. Whitaker served Acuity Brands as Assistant Counsel from September 2003 to March 2006. He was a senior associate with the law firm of Paul, Hastings, Janofsky and Walker LLP from September 2001 to September 2003 and an associate with the law firm of Sutherland Asbill & Brennan LLP from September 1992 to September 2001.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement for filing with the SEC.

The Compensation Committee

Earnest W. Deavenport, Jr., Chairman

J. Veronica Biggins

O.B. Grayson Hall, Jr.

Timothy T. Tevens

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the key principles and elements of our executive compensation program. For purposes of this CD&A, our named executive officers for fiscal 2009 are Messrs. Morgan, Bachmann, Collins, Sorensen and Whitaker. Mr. Holl, who resigned from the Company in January 2009 as Chief Operating Officer, is also included.

Compensation Philosophy

Our philosophy is to compensate management and other key associates in a performance-based environment, through a combination of base salary and variable incentive compensation dependent on the Company’s performance. Total compensation opportunity is targeted to the competitive 50th percentile, with performance-based annual and long-term incentive programs designed to reward participants commensurate with the Company’s and the individual’s performance. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and upper quartile compensation is earned only if warranted by exceptional Company and individual performance. Management is focused on creating a strong organization that enhances the value of our stockholders’ investments. Our executive compensation program is guided by the following principles, which are intended to support the Company’s pay-for-performance philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•

Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company’s results;

•	Total compensation opportunities should be in line with companies of similar size, industry and complexity;

•	Management should focus on the long-term interests of stockholders; and

•	Incentive programs should not encourage excessive risk taking.

The executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.

Role of Compensation Consultants

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2009, the Compensation Committee retained the services of James F. Reda & Associates, LLC (Reda), an independent executive compensation consulting firm, to advise the committee regarding compensation of its executive officers and non-employee directors as well as other compensation-related matters. Reda does not perform other services for the Company without the approval of the Compensation Committee.

During fiscal 2009, Reda updated the competitive market analysis of base salary, annual bonus and long-term incentives that was conducted during 2008 for the named executive officers as well as other key officers of the Company. This competitive market analysis was updated based on current trends in executive salary increases as well as anticipated changes in annual and long-term incentive award levels. We plan to conduct a comprehensive market study in fiscal 2010. In addition, Reda assisted with the evaluation of our current long-term incentive program (described in the section titled “Performance-Based Long-Term Incentives”) and the design of the new long-term incentive program for fiscal 2010 and beyond. An overview of the new fiscal 2010 long-term incentive program is provided in the section titled “Compensation Program Changes for Fiscal 2010”. Reda also provided limited consulting to management upon approval by the Compensation Committee.

Targeted Compensation Levels

The total direct compensation (base salary and annual and long-term incentives) opportunities offered to our executive officers have been designed to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. Actual pay may vary above or below target levels based on Company and individual performance relative to the goals set forth in our short- and long-term incentive plans.

In determining total compensation opportunities, the Compensation Committee considers:

•	Competitive compensation information and input provided by Reda;

•	The Board’s performance evaluation of the chief executive officer; and

•	The chief executive officer’s performance review and recommendation for each of the other executive officers.

Competitive Benchmarking, Including Peer Group Analysis

For executive officers, we compare total compensation opportunities to competitive benchmarks. During fiscal 2008, Reda performed a competitive total compensation study. Both published and private executive compensation surveys were utilized, as well as peer company data contained in publicly availably proxy statements. The data obtained from these multiple sources was blended to form competitive benchmarks for our executives. The market data provides competitive benchmarks for positions with comparable responsibilities at similar-sized chemical, chemical-related and manufacturing companies. As discussed previously, this data was updated in fiscal 2009 based on current trends in pay levels.

For purposes of the study, Reda compiled a list of peer companies from similar industries and with similar market capitalization and revenues. These companies are representative of the companies with whom we compete for business and executive talent, and generally represent annual revenues ranging from approximately one-half to two times our annual revenue size. The Compensation Committee reviewed and approved the peer companies recommended, which are listed below.

• Calgon Carbon Corporation • ICO, Inc. • Innophos Holdings, Inc. • Innospec Inc. • Landec Corporation • LSB Industries, Inc. • Material Sciences Corporation • Minerals Technologies Inc.	• OM Group, Inc. • OMNOVA Solutions Inc. • Penford Corporation • Quaker Chemical Corp. • Sensient Technologies Corporation • Stepan Company • Tennant Company • WD-40 Company

In conjunction with the compensation study we plan to conduct in 2010, we will review and amend, as applicable, this peer group.

Weighting of Compensation Elements

The Compensation Committee determines the mix, value and weightings of each of the compensation elements by considering the competitive market data described above. The Compensation Committee has established a framework to assure that a significant portion of overall target total compensation is at risk for senior executives. In establishing this framework, the Compensation Committee also ensures that we have the appropriate balance between short- and long-term compensation. Actual amounts earned depend on annual performance of the Company and the individual.

Elements of Executive Compensation

We use several compensation elements in our executive compensation program, including:

•	Base salary,

•	Performance-based annual cash incentives,

•	Performance-based long-term incentives, and

•	Retirement benefits.

The Compensation Committee approved annual reimbursement to certain named executive officers for annual physical examinations that are required by the Company. This reimbursement feature is not offered to the other associates of the Company and, therefore, could be deemed to be a perquisite. Messrs. Morgan and Collins received reimbursement under this program during fiscal 2009.

In the following table, we describe the objectives of each element of our compensation program:

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; • Reward individual performance, level of experience and responsibility; and • Attract and retain management talent.

Performance-Based Annual Incentives	• Provide variable pay opportunity for short-term performance; and • Reward individual performance and Company or business unit performance.

Performance-Based Long-Term Incentives	• Provide variable pay opportunity for long-term performance; • Reward individual performance and overall Company performance; and • Align interests of executives with interests of stockholders.

Retirement	• Provide competitive retirement benefits; and • Attract and retain management talent.

Base Salary

Base salary is designed to attract talented executives and provide them with a competitive base level of compensation in consideration for the services they perform. Similar to all other employees, base salaries for executives are targeted at approximately the 50th percentile of the market. The Compensation Committee annually reviews and determines the base salaries of the chief executive officer and of our other named executive officers, as recommended by the chief executive officer, based on a variety of factors, including individual performance, experience, internal pay equity/consistency and critical skill needs. Base salaries are also reviewed in connection with promotions and other significant changes in responsibilities.

Based on the compensation review discussed above, the Company’s competitive posture for fiscal 2009 salaries varied by position, but overall was consistent with our stated pay philosophy. Even though a few executives were below market in base salary, and individual performance was at least commendable, management requested and the Compensation Committee agreed to forego base salary increases for the named executive officers during fiscal 2009.

Although Mr. Morgan’s base salary is below market, he has requested, and the Committee has agreed, that his total compensation be more heavily weighted on performance-based short and long-term incentive pay opportunities. In addition to and in conjunction with a corporate restructuring that was intended to better position the Company to take advantage of the market once the economy recovered, Mr. Morgan requested and received approval to reduce his base salary from an annual rate of $500,000 to an annual rate of $465,000 for a period of time beginning in January 2009 and ending in August 2009.

Performance-Based Annual Incentives

Performance-based annual incentive compensation is a key component of our executive compensation strategy. The annual incentive award is payable in cash under the Zep Inc. Management Compensation and Incentive Plan (the Annual Incentive Plan). This plan was designed to motivate executive officers to attain specific short-term performance goals that, in turn, support the Company’s long-term objectives.

The Company targets annual bonus opportunities at the 50th percentile based on competitive benchmarks, with flexibility to make payments above or below target according to Company and individual performance. Based on the compensation review discussed above, the Compensation Committee believes that the selected targeted amounts are internally aligned in a consistent manner and our competitive posture is in line with market opportunities. Mr. Morgan’s annual incentive target as a percentage of salary is slightly above market, but is consistent with the goal of providing him with a lower base salary, but higher incentive-based variable pay.

At the start of each fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. Target awards range from 30% to 85% of base salary for the named executive officers. In addition, financial and individual performance goals are established. At the end of the fiscal year, earned amounts are determined based on the achievement of results against those goals, subject to the application of negative discretion by the Compensation Committee.

Financial Performance (Company Performance Factor)

The performance measures and performance level required for fiscal 2009 awards were established by the Compensation Committee and ratified by the Board within the first 90 days of the fiscal year. The Compensation Committee determines the financial metrics and establishes the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

The Compensation Committee carefully considers the state of the business and the financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver short-term results aligned with long-term goals. The committee considers management’s recommendations regarding the appropriate financial measures, which are chosen from an array of measures included in the Annual Incentive Plan.

The financial measures shown below, which differ from the financials measures used in fiscal 2008, were selected by the Compensation Committee to better reflect the alignment of the named executive officers’ compensation with the long-term financial objectives of the Company. The Compensation Committee will assess annually the appropriateness of the performance criteria and select each year’s performance criteria based on that assessment.

The Company’s financial performance determines the total dollar amount available for annual awards for all eligible associates, including the named executive officers. For purposes of Section 162(m) of the Code (Section 162(m)) covering tax deductibility (see “Tax Deductibility Policy”), financial performance funds a maximum incentive amount for the named executive officers that can range from 0% to 600% of the target bonus opportunity to fund the bonus pool. This funding allows the Compensation Committee to thoroughly evaluate each officer’s individual performance for the year. Based on the Committee’s individual performance evaluations, negative discretion may be applied in accordance with Section 162(m) to preserve tax deductibility. If threshold performance is not achieved, then that portion of the bonus pool is not funded.

Fiscal 2009 Performance Criteria

Objective	Weighting	Threshold	Target	Maximum
Fully diluted earnings per share	34%	$1.07	$1.21	$1.43
EBIT margin	33%	6.8%	7.4%	9.0%
Net trade cycle days	33%	82	76	63

Individual Performance (Personal Performance Factor)

Individual performance is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives, and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies. The Compensation Committee assesses the performance of the chief executive officer in relation to agreed-upon individual objectives. The chief executive officer conducts a similar assessment for the other executive officers.

Individual performance goals are intended to motivate our executive team to build an efficient and profitable organization. Key performance criteria specific to each executive’s functional area (enterprise-wide for Mr. Morgan) that impact compensation opportunities include, but may not be limited to:

•	Critical financial metrics (e.g., cash flow, revenue growth, profitability and cost savings),

•	Strategic results-oriented business objectives,

•	Development and achievement of key performance indicators, and

•	Promoting the Company’s core values by creating a culture of integrity through effective leadership.

At the end of each fiscal year, each participant, including the named executive officers, is given an individual performance management process (PMP) rating, which is translated to a Personal Performance Factor (PPF). The following table summarizes PMP ratings and PPF ranges:

	Range of PPF
PMP Rating	Minimum	Maximum
4.75 – 5.00 (Exceptional)	110%	150%
3.75 – 4.74 (Superior)	100%	130%
2.75 – 3.74 (Commendable)	70%	110%
1.75 – 2.74 (Fair)	0%	70%
Below 1.75 (Unacceptable)	0%	0%

In determining the PPF, the Compensation Committee applies its qualitative judgment after a comprehensive review of individual performance, including consideration of key performance criteria listed below. The Compensation Committee does not use any formulas or pre-established weightings in connection with this review.

For the chief executive officer, the Compensation Committee selects the precise payout percentage within the PPF range based on an evaluation of performance against the pre-established performance criteria. For the other named executive officers, the Compensation Committee reviews the recommendations of the chief executive officer, with calibrations made across comparable positions to achieve consistency of the percentages selected.

Awards Earned Based on Fiscal 2009 Performance

Financial performance under each category and the calculation of the Company’s corporate performance factor is summarized as follows:

Objective	Weighting	Target	Actual*	Funding %	Weighted % Earned
Fully diluted earnings per share	34%	$1.21	$0.53	0%	0%
EBIT margin	33%	7.4%	4.0%	0%	0%
Net trade cycle days	33%	76	78	85.4%	28.2%

Company Performance Factor					28.2%

*	Actual results adjusted to reflect non-recurring restructuring costs incurred in fiscal 2009.

Individual performance ratings are summarized as follows:

•

Chief executive officer: The Compensation Committee’s individual performance evaluation included factors such as financial results, leadership, strategic planning, communications with stockholders and the investment community and Board relations. Mr. Morgan demonstrated exceptional leadership ability, achieved high financial performance under difficult market conditions and exhibited skills as a long-term strategic visionary for the Company. The independent members of the Board evaluated his PMP Rating as “Superior”.

•

Other named executive officers: Performance evaluations ranged from “Fair” to “Superior” for the remaining named executive officers after an assessment of their individual performance against key individual performance criteria. These evaluations were based on the qualitative judgment of the chief executive officer in conjunction with input from the Compensation Committee, were unique to each executive, and were made without any formulas or pre-established weightings.

The actual annual incentive award for each named executive officer is determined as follows:

Base Salary x Bonus Target % x Company Performance Factor % x PPF %

Based on the above information, the annual incentive awards for each of the named executive officers was 28.2% of each individual’s target bonus percentage. Negative discretion was not applied. In addition, the Compensation Committee did not consider the PPF% in determining the annual incentive award for each of the named executive officers in light of the discretionary bonus funding described below. Final incentive payments are disclosed under the heading “Non-Equity Incentive Plan Compensation” in the “Fiscal 2009 Summary Compensation” table.

Discretionary Bonus Funding

As evidenced by the results in the above table, our financial performance for fiscal 2009 was lower than expected. However, we believe our management team acted swiftly and appropriately to minimize the impact that global economic conditions were having on our business. Based on these actions, we were able to accomplish the following initiatives that improved the financial performance of the Company during the second half of fiscal 2009, which positions us for better financial performance during fiscal 2010:

•	aggressively pursued cost reduction initiatives to reduce the breakeven point of the Company by 10.4%;

•	focused on cash generation and debt reduction; and

•	continued to focus on strategic growth initiatives.

Based on their analysis of the aforementioned actions, the Compensation Committee awarded each named executive officer a discretionary bonus equal to 20.9% of each individual’s target bonus percentage which is in addition to the 28.2% earned under the Annual Incentive Plan described above. Discretionary bonus amounts for each named executive officer is disclosed under the heading “Bonus” in the “Fiscal 2009 Summary Compensation” table.

Performance-Based Long-Term Incentives

Performance-based long-term incentive compensation is a key component of our executive compensation strategy. Equity incentive awards, including stock options and restricted stock, generally are granted on an annual basis, with grants earned based on the achievement of company-wide financial targets and individual performance ratings. Grants are not guaranteed each year, as awards are contingent on meeting minimum financial and individual performance criteria. If the minimum performance levels are achieved, equity awards will be delivered to our named executive officers in the form of stock options and time-vested restricted stock. Current awards are made under our Original Plan. Future awards will be made under the Omnibus Plan, if approved by stockholders at this meeting.

The Company targets long-term incentive opportunities at the 50th percentile, with flexibility to make grants above or below target according to Company performance and individual performance. Based on the compensation review discussed above, targeted amounts vary widely on a position-by-position basis for the named executive officers. Some of our named executive officers have targets that are below market, yet are consistent with our internal alignment for long-term incentive and total compensation opportunities. Mr. Morgan’s long-term incentive opportunity is above the 50th percentile. However, this competitive standing is consistent with our objective to achieve total compensation opportunities that are more heavily weighted on performance-based elements rather than base salary. With an above-market long-term incentive opportunity combined with a below market annual cash compensation opportunity, Mr. Morgan’s total compensation package is at market.

At the beginning of each fiscal year, a long-term target, stated as a percentage of base salary, is determined for each participant. Target award levels range from 30% to 175% of salary for named executive officers. In addition, financial and individual performance goals are established. At the end of the fiscal year, earned amounts are determined based on the achievement of results against these goals, subject to the application of negative discretion by the Compensation Committee.

Financial Performance (Company Performance Factor)

Similar to the process followed for the Annual Incentive Plan, the performance measures and performance level required for fiscal 2009 awards were established by the Compensation Committee and ratified by the Board within the first 90 days of the fiscal year. The Compensation Committee determines the financial metrics and establishes the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

The Compensation Committee utilized earnings per share (EPS) for the fiscal 2009 performance measure. EPS growth is one of our primary long-term financial objectives and a cornerstone for enhancing our stockholders’ investment values.

The total dollar limit available for all eligible associates, including the named executive officers, is determined using the same methodology outline under “Performance-Based Annual Incentives” above

Fiscal 2009 Performance Criteria

Objective	Weighting	Threshold	Target	Maximum
Fully diluted earnings per share	100%	$1.07	$1.14	$1.32

Individual Performance (Personal Performance Factor)

Similar to the Annual Incentive Plan, final awards take into account each individual’s PPF. Individual performance is evaluated in the same manner as under the Annual Incentive Plan. PMP ratings and PPF factors are as follows.

PMP Rating	PPF Factor
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Fair / Unacceptable	0%

Final award values are converted into stock options, time-vested restricted stock or a combination of both, as determined by the Compensation Committee. The stock options have an exercise price equal to the closing price on the date of grant and generally vest over a four-year period. The restricted stock generally vests over a four-year period. Dividends are paid on the unvested restricted stock.

Equity Grants Based on Fiscal 2009 Performance

Financial performance achievement and the calculation of the Company’s performance factor are as follows:

Objective	Threshold	Actual*	Earned
Fully diluted earnings per share	$1.07	$0.53	0%
* Actual results adjusted to reflect the non-recurring restructuring costs incurred in fiscal 2009.

Because we did not achieve the threshold level of fully diluted earnings per share for fiscal 2009, no equity awards were made to any participants in the program, including the named executive officers.

Equity Grants Based on Fiscal 2008 Performance under the Original Plan

Equity grants were made in September 2008 that related to fiscal 2008 financial performance and individual performance. The financial performance measure for fiscal 2008 was also EPS. For a detailed discussion of the philosophy and final calculations for those grants see “Compensation Discussion and Analysis” included in the Company’s Proxy Statement for fiscal 2008. The actual number of stock options and restricted stock granted in September 2008 are shown in “Fiscal 2009 Grants of Plan-Based Awards.”

Equity Award Grant Practices

Annual equity awards are considered for approval by the Compensation Committee and the Board as soon as practical after the beginning of each fiscal year. The chief executive officer may make interim equity awards to associates that are not executive officers from previously approved discretionary pools on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company’s common stock.

Executive Perquisites

The Compensation Committee approved annual reimbursement to certain named executive officers for annual physical examinations that are required by the Company. This reimbursement feature is not offered to the other associates of the Company and, therefore, could be deemed to be a perquisite.

Deferred Compensation Plan

We provide retirement benefits under a deferred compensation plan as described in “Fiscal 2009 Nonqualified Deferred Compensation.” The plan is designed to provide eligible participants an opportunity to defer compensation on a tax effective basis. Under certain plan provisions, we make contributions to participants’ accounts. In January 2009, the Company contributions to participants’ accounts were suspended, along with Company matching contributions to participants’ 401(k) plans described below, in order to preserve cash during a time of extreme uncertainty due to global economic conditions.

Messrs. Morgan and Holl previously participated in the Acuity Brands 2002 Supplemental Executive Retirement Plan (the Acuity 2002 SERP). Mr. Holl’s benefit was forfeited in July 2007 upon his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Holl received a one-time credit of $55,645 in the deferred compensation plan, which represented the present value of his accrued benefit under the Acuity 2002 SERP at the time of his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Morgan’s benefit was frozen effective with our spin-off from Acuity Brands in October 2007. Mr. Morgan will be credited annually with an amount in the deferred compensation plan equal to a benefit of actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP.

We maintain a defined contribution 401(k) plan that covers associates and former associates of the specialty products business of Acuity Brands. The 401(k) plan provides for employee pre-tax contributions and employer matching contributions for executive officers at the same level as other employees of the Company. In January 2009, the employer matching contributions were suspended in order to preserve cash flow during a time of extreme uncertainty due to global economic conditions. In July 2009, a portion of the employer matching contributions were reinstated.

We do not offer a pension plan or other supplemental retirement plan to our named executive officers.

Compensation Program Changes for Fiscal 2010

In consideration of our continued review of our strategic growth initiatives and best practices in compensation of our named executive officers compared to those of the peer group, we have reviewed our compensation-related programs and have made several changes in various programs for fiscal 2010. These program changes are described below.

Equity-Based Long-Term Incentive Awards

As described in the section “Performance-Based Long-Term Incentives,” prior equity award levels have been based on historical corporate performance and individual performance ratings. During fiscal 2009, the Compensation Committee’s independent executive compensation consultant conducted a review of our current long-term incentive program, which included the following:

•	analysis of long-term incentive programs used by our peer companies;

•	review of current and emerging trends in equity compensation plans, including programs used by companies in various other industries; and

•	discussion of our current goals and future strategy, including expectations of stockholders, and the consideration of feedback from management, current participants, and our Board.

Based on this review, beginning in fiscal 2010, the Compensation Committee determined that the program for the named executive officers will be as follows:

•	60% of the value will be provided in the form of stock options, which will vest ratably over three years and have a 10-year term.

•

40% of the value will be provided in the form of performance-vested restricted stock which will be earned based on the attainment of stock price targets. In addition, 25% of each award will vest each year, with full vesting at the end of four years after each grant date.

•

The actual size of each individual’s grant will be based primarily on the target opportunity level assigned to each participant. However, the Compensation Committee will have discretion to modify these amounts for the chief executive officer and the chief executive officer has discretion to modify the amounts for the other named executive officers if individual performance warrants such an adjustment. These adjustments could result in actual grant levels above or below the target level.

Stock Matching Program

The Compensation Committee approved a stock matching program (the Stock Matching Program) for certain officers of the Company (each, a Stock Match Participant), including Mr. Robert P. Collins, who is a named executive officer. Pursuant to the Stock Matching Program, the Company will grant to each Stock Match Participant one or more restricted stock awards (the Awards) in an amount that is equal to the number of shares of the Company’s common stock purchased by such Stock Match Participant in the open market during a one year period beginning on October 6, 2009 and ending on October 7, 2010. Each Stock Match Participant is limited to three transactions on the open market for which he or she may receive Awards. The aggregate value of the Awards to each Stock Match Participant cannot exceed 100% of such Stock Match Participant’s annual base salary in effect on January 1, 2010. The Awards will vest in three, substantially equal annual installments beginning on the first anniversary of the grant date.

Other Compensation Program Changes

In October 2009, the Committee adopted plan rules for annual incentive awards that may be earned by the named executive officers for fiscal 2010. The plan rules for fiscal 2010 are substantially consistent with those from fiscal 2009, except that the financial measures, weighted at approximately 1/3 each, will consist of the following:

•	fully diluted earnings per share (as calculated in accordance with GAAP);

•	EBIT margin (to be calculated as earnings before interest and taxes divided by net sales); and

•	free cash flow (to be calculated based on cash flow from operations less capital spending).

In addition, based on a review conducted by the Committee’s independent compensation consultant and using external benchmarks, the Committee approved a base salary adjustment for Mr. Morgan bringing his annual base salary to $565,000. Annual base salaries of our other named executive officers were set as follows: $300,000 for Mark R. Bachmann; $235,000 for Robert P. Collins; $210,000 for Jeffrey J. Sorensen; and $190,000 for C. Francis Whitaker, III.

Also in October 2009, the Board reinstated the Company’s contributions for eligible employees, including the named executive officers, in our deferred compensation plan.

Change in Control Agreements

We have change in control agreements with Messrs. Morgan, Bachmann, Collins and Whitaker that provide for separation payments and benefits, consistent with market practices among our peer companies, upon qualifying terminations of employment in connection with a change in control of the Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders. For additional information on these change in control arrangements see “ Change in Control Agreements” under “Executive Compensation Tables,” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his or her rights under his or her severance agreement. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on these severance arrangements see “Severance Agreements” under “Executive Compensation Tables,” below.

Equity Ownership Requirements

Our executive officers became subject to a share ownership requirement and have had a share retention requirement since January 2008. The share ownership requirement provides that, over a five-year period, the chief executive officer will attain ownership of our common stock valued at three times his annual base salary, that Messrs. Bachmann, Collins and Sorensen will attain ownership of our common stock valued at two times their annual base salaries, and that Mr. Whitaker will attain ownership of our common stock valued at one times his annual base salary. Our named executive officers are subject to a share retention requirement until such time as they achieve their individual share ownership requirement. The share retention requirement calls for retention of a portion of the shares obtained through the exercise of stock options or the vesting of restricted stock. As of August 31, 2009, the share ownership of Messrs. Morgan, Bachmann and Whitaker exceeded their respective requirements. For these purposes, ownership includes stock held directly, interests in restricted stock, performance stock that has achieved performance targets, deferred stock units and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the share ownership requirements.

These requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification.

Tax Deductibility Policy

Section 162(m) generally limits the tax deductibility of compensation to $1 million per year for the chief executive officer and the three other highest-paid named executive officers, other than the chief financial officer, unless the compensation qualifies as “performance-based.” While we do not design compensation programs solely for tax purposes, we strive to design our programs to be tax efficient, where possible. We have structured our annual incentive plan and our long-term incentive plan to qualify as “performance-based” so that awards under these programs will be fully deductible for income tax purposes.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the other named executive officers. He makes compensation recommendations with respect to their base salary, merit increases and annual and long-term incentives, along with input from the chief administrative officer, who is the top-level human resources executive at the Company. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by: the chief executive officer; the chief administrative officer; the general counsel and secretary and the assistant corporate secretary. On occasion, the chief financial officer also attends these meetings.

EXECUTIVE COMPENSATION TABLES

The tables below contain information concerning compensation for our named executive officers. All compensation amounts for years prior to fiscal 2008 set forth in the following tables represent compensation paid to the applicable named executive officer in connection with his service to Acuity Brands. The compensation and benefits provided to our named executive officers differ from the compensation and benefits historically provided to the named executive officers of Acuity Brands. Beginning with fiscal 2008, compensation was determined based on compensation policies, programs and procedures established by our Compensation Committee.

Fiscal 2009 Summary Compensation Table

The following table presents information concerning compensation paid to the named executive officers and Mr. Holl during fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
John K. Morgan	2009	$478,462	(5)	$88,825	(6)	$1,090,978	$959,421	$119,850	$-0-	$338,734	$3,076,270
Chairman, President and Chief Executive Officer	2008	500,000		-0-		1,049,661	718,686	500,000	821	56,974	2,826,142
	2007	500,000		-0-		641,989	524,000	1,000,000	273,421	8,500	2,947,910

Mark R. Bachmann	2009	290,053		30,317	(6)	248,443	127,429	40,885	-0-	58,161	795,288
Executive Vice President and Chief Financial Officer	2008	290,053		-0-		244,432	69,506	147,776	1,598	54,211	807,576
	2007	290,053		66,000	(6)	210,665	13,698	65,000	14,338	48,024	707,778

Robert P. Collins(7)	2009	220,000		20,695	(6)	67,188	90,217	27,910	-0-	26,315	452,325
Vice President and Chief Administrative Officer	2008	205,898		-0-		39,825	39,838	105,921	-0-	8,276	399,758

Jeffrey J. Sorensen(7)	2009	160,769		16,881	(6)	4,671	12,063	6,798	-0-	10,847	212,029
Vice President and Chief Marketing Officer

C. Francis Whitaker, III	2009	180,000		16,933	(6)	58,778	32,148	22,835	-0-	16,135	326,829
Vice President, General Counsel and Secretary	2008	179,167		-0-		53,421	25,630	65,892	-0-	17,560	341,670
	2007	169,500		14,000	(6)	27,739	-0-	21,000	-0-	2,550	234,789

William A. Holl(8)	2009	152,000		-0-		35,845	93,483	-0-	-0-	489,731	771,059
Former Executive Vice President and Chief Operating Officer	2008	380,000		-0-		399,787	139,080	245,000	922	87,454	1,252,243
	2007	380,000		-0-		273,308	-0-	228,000	3,406	2,850	887,564

(1)	The values for equity-based awards in this column represent the cost recognized in fiscal 2009, 2008 and 2007 for financial statement reporting purposes in accordance with SFAS No. 123(R). Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to value option awards in and prior to fiscal 2009 can be found in Note 6 of the Notes to Consolidated and Combined Financial Statements included in the Form 10-K for the fiscal year ended August 31, 2009. Restricted stock awards were valued at the closing price on the New York Stock Exchange on the grant date.
(2)	Represents incentive payments made to the named executive officers under the Annual Incentive Plan. For a discussion of the fiscal 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis.” For a discussion of the fiscal 2008 Annual Incentive Plan, see “Compensation Discussion and Analysis” in the Company’s Proxy Statement for fiscal 2008. For a discussion of the fiscal 2007 Annual Incentive Plan, see “Compensation Discussion and Analysis” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.
(3)	The amounts shown reflect the above-market portion of interest earned in the deferred compensation plan calculated by comparing the effective interest rate for the plan for each of fiscal 2009, 2008 and 2007 to 120% of the applicable federal long-term rate, with annual compounding, at the time the interest formula the plan was established. For a discussion of fiscal 2008 amounts for Messrs. Morgan, Bachmann and Holl, see “Fiscal 2008 Nonqualified Deferred Compensation” in the Company’s Proxy Statement for fiscal 2008. For a discussion of fiscal 2007 amounts for Messrs. Morgan and Bachmann, see “Pension Benefits in Fiscal 2007” and “Fiscal 2007 Nonqualified Deferred Compensation” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.

(4)	The amounts shown for fiscal 2009 include Company contributions to our 401(k) plan, each of which were less than $10,000 in fiscal 2009, amounts paid on behalf of Messrs. Morgan and Collins for mandatory annual physicals each less than $10,000, relocation paid to Mr. Sorensen in the amount of $9,970, and Company contributions to our deferred compensation plan as follows: $327,607 for Mr. Morgan, including $230,588 for his SERP make-up contribution; $54,566 for Mr. Bachmann, including $12,010 for his Pension make-up contribution; $21,112 for Mr. Collins; $11,914 for Mr. Whitaker; and $60,892 for Mr. Holl. For a discussion of amounts shown for fiscal 2008, see “Fiscal 2008 Summary Compensation Table” in the Company’s Proxy Statement for fiscal 2008. For a discussion of amounts shown for fiscal 2007, see “Fiscal 2007 Nonqualified Deferred Compensation” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.
(5)	The salary shown for Mr. Morgan reflects the application of a voluntary decrease applied to his base salary from January 19, 2009 until August 24, 2009.
(6)	Messrs. Morgan, Bachmann, Collins, Sorensen and Whitaker received discretionary bonuses during fiscal 2009; see “Discretionary Bonus Payments” in “Compensation Discussion and Analysis” of this Proxy Statement. Messrs. Bachmann and Whitaker received discretionary bonuses in recognition of individual performance and the assumption of additional responsibilities during fiscal 2007.
(7)	Mr. Collins joined the Company on September 24, 2007. Mr. Sorensen joined the Company on October 24, 2008.
(8)	As of January 15, 2009, Mr. Holl no longer served as an executive officer of our Company and was no longer employed by the Company.

Fiscal 2009 Grants of Plan-Based Awards

Equity awards are made to our associates and non-employee directors in accordance with the provisions of the Original Plan. We anticipate that future awards will be issued under the Omnibus Plan being proposed to stockholders for approval (see “Item 2—Approval of the Zep Inc. Omnibus Incentive Plan”). The Original Plan permits the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. Generally, stock options awarded pursuant to the Original Plan will be issued with exercise prices equal to the fair market value of our common stock on the date of the grant, will vest proportionately over a four-year period, and will be exercisable for ten years from the grant date. Restricted stock awarded under the Original Plan will generally vest proportionally over a four-year period.

Non-equity awards are made to eligible participants in accordance with the provisions of the Annual Incentive Plan, which was approved by our stockholders at the 2009 Annual Meeting. For a description of the Annual Incentive Plan, see “Item 2—Approval of the Zep Inc. Management Compensation and Incentive Plan” in the Company’s Proxy Statement for fiscal 2009.

The following table provides information about equity and non-equity awards granted to the named executive officers and Mr. Holl during fiscal 2009.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)
John K. Morgan	—	$-0-	425,000	$1,912,500
	—				$-0-	875,000	3,937,500
	9/29/08									194,030	(6)	$17.47	$1,049,993
	9/29/08							25,760	(6)				450,027

Mark R. Bachmann	—	-0-	145,027	652,619
	—				-0-	174,032	783,143
	9/29/08									32,340	(6)	17.47	175,008
	9/29/08							4,290	(6)				74,946

Robert P. Collins	—	-0-	99,000	445,500
	—				-0-	132,000	594,000
	9/29/08									32,340	(6)	12.52	175,008
	9/29/08							4,290	(6)				74,946

Jeffrey J. Sorensen	—	-0-	57,000	256,500
	—				-0-	57,000	256,500
	1/8/09									12,164	(6)	19.00	74,998
	12/1/08							1,580	(6)				24,996

C. Francis Whitaker, III	—	-0-	81,000	364,500
	—				-0-	108,000	486,000

William A. Holl(7)	9/29/08									48,510	(6)	17.47	262,512
	9/29/08							6,440	(6)				112,507

(1)	These columns show the potential value of the payout for each named executive officer under the Annual Incentive Plan if the threshold, target or maximum financial goals are achieved. The maximum value column assumes that each individual’s personal performance factor is “exceptional.” For a description of the Annual Incentive Plan, see “Compensation Discussion and Analysis.” For final award amounts, see the “Fiscal 2009 Summary Compensation Table.”
(2)	These columns represent the potential value of the payout for each named executive under the Original Plan if the threshold, target or maximum financial goals are achieved. The maximum value column assumes that each individual’s personal performance factor is “exceptional.” The Company did not achieve the financial goals as previously approved by the Compensation Committee; therefore, no awards were granted by the Compensation Committee during fiscal 2009. For a description of the Original Plan, see “Compensation Discussion and Analysis.”
(3)	This column shows the number of shares of restricted stock granted in fiscal 2009 to the named executive officers. All of the grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted stock at the same rate as for other outstanding common stock.
(4)	This column shows the number of stock options granted in fiscal 2009 to the named executive officers. All of the grants vest ratably in four equal annual installments beginning one year from the grant date.
(5)	This column shows the grant date fair value of the restricted stock and stock option awards under SFAS No. 123(R) granted to the named executive officers in fiscal 2009. The grant date fair value of restricted stock awards is calculated using the closing price of the Company’s common stock on the New York Stock Exchange on the grant date. The grant date fair value of stock options is calculated using the Black-Scholes model. The assumptions used to calculate the fair value of the stock options were: 3.125% risk free rate, a term of 5 years, a dividend yield of 1% and volatility of 32.99%.
(6)	These restricted stock and stock options were annual performance-based long-term awards, as more fully described in “Compensation Discussion and Analysis.”
(7)	Mr. Holl was not entitled to any payouts under either the Non-Equity Incentive Plan Awards or the Equity Incentive Plan Awards after his employment with the Company ceased in January 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers, except Mr. Holl, who did not have any awards outstanding at the end of fiscal 2009. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. All options with grant dates prior to the spin-off of the Company from Acuity Brands in October 2007 were equitably adjusted after the spin-off to increase the number of shares subject to the option and to decrease the exercise price to maintain the same intrinsic value of the options. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date or an adjusted value if for stock options granted prior to the spin-off.

	Option Grant Date	Option Awards				Stock Awards
Name		Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John K. Morgan	7/29/05	238,999	-0-	9.77	7/28/15
	12/1/05	15,932	-0-	10.71	11/30/15
	11/14/07	82,932	248,798	12.52	11/13/17
	9/29/08	-0-	194,030	17.47	9/28/18
						9/29/06	6,000	95,800
						7/23/07	2,635	42,107
						11/14/07	74,880	1,196,582
						9/29/08	25,760	411,645

Mark R. Bachmann	12/18/03	47,644	-0-	7.93	12/17/13
	11/14/07	23,152	69,459	12.52	11/13/17
	9/29/08	-0-	32,340	17.47	9/28/18
						12/1/05	475	7,590
						6/29/06	625	9,988
						9/29/06	950	15,181
						11/14/07	20,902	334,014
						9/29/08	4,290	68,554

Robert P. Collins	11/14/07	13,270	39,810	12.52	11/13/17	11/14/07	11,977	191,393
	9/29/08	-0-	32,340	17.47	9/28/18	9/29/08	4,290	68,554

Jeffrey J. Sorensen	1/8/09	-0-	12,164	19.00	1/7/19
						12/1/08	1,580	25,248

C. Francis Whitaker, III	11/14/07	8,537	25,613	12.52	11/13/17
						12/1/05	25	400
						3/30/06	87	1,390
						9/29/06	374	5,977
						11/14/07	7,709	123,190

(1)	The market value is calculated as the product of (a) $15.98 per share, the closing market price of our common stock as of August 31, 2009, the last day of our fiscal year, multiplied by (b) the number of shares that have not vested.

Option Awards Vesting Schedule		Stock Awards Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
12/18/03	1/3 per year beginning one year from grant date	12/1/05	1/4 per year beginning one year from grant date
7/29/05	1/4 per year beginning one year from grant date	3/30/06	1/4 per year beginning one year from grant date
12/1/05	1/3 per year beginning one year from grant date	6/29/06	1/4 per year beginning one year from grant date
11/14/07	1/4 per year beginning one year from grant date	9/29/06	1/4 per year beginning one year from grant date
9/29/08	1/4 per year beginning one year from grant date	7/23/07	1/3 per year beginning one year from grant date
1/8/09	1/4 per year beginning one year from grant date	11/14/07	1/4 per year beginning one year from grant date
		9/28/08	1/4 per year beginning one year from grant date
		12/1/08	1/4 per year beginning one year from grant date

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information for the named executive officers and Mr. Holl on (1) stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John K. Morgan	-0-	$-0-	32,695	$604,470
Mark R. Bachmann	16,920	98,134	9,230	167,364
Robert P. Collins	-0-	-0-	3,993	75,068
Jeffrey J. Sorensen	-0-	-0-	-0-	-0-
C. Francis Whitaker, III	-0-	-0-	2,902	53,487
William A. Holl	-0-	-0-	38,087	714,587

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.
(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Fiscal 2009 Nonqualified Deferred Compensation

The Zep Inc. Supplemental Deferred Savings Plan (the SDSP) is an unfunded, nonqualified plan under which key associates, including the named executive officers, are able to annually defer up to 50% of salary and 90% of annual incentive awards or other cash bonuses. The SDSP was approved by the sole stockholder prior to the spin-off of the Company from Acuity Brands in October 2007. At the time of the spin-off, the accounts, assets and liabilities related to our associates, including Messrs. Morgan, Bachmann, Whitaker and Holl, were transferred from the Acuity Brands nonqualified deferred compensation plans to our SDSP.

The SDSP contains both Pre-Section 409A fund balances and Section 409A fund balances; the latter is designed to comply with certain new tax law requirements of Section 409A of the Code (Section 409A).

Section 409A Fund Balances.

Employee deferrals earn interest income on the daily outstanding balance in the account based on the prime rate; an “above-market interest rate” as defined by the SEC. Interest is credited daily and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited into up to three accounts to be distributed during his employment (in-service accounts). In-service accounts may be distributed in a lump sum or up to 10 annual installments no earlier than two years following the last deferral into the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A. An executive is eligible for a Company match of 25% of his deferrals up to a maximum of 5% of compensation (salary and bonus) and is eligible for a supplemental Company contribution of 3% of compensation or 5% for certain designated executive officers. Company contributions made after October 2007 are invested in deferred stock units that are payable in our common stock. For balances contributed prior to December 2007, executives vest in Company contributions 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service. For balances contributed in December 2007 and beyond, executives vest in Company contributions as follows:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%
4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

Vested Company contributions are only eligible to be distributed at or following termination.

Messrs. Morgan and Holl previously participated in the Acuity 2002 SERP, which provided a monthly benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement), multiplied by years of service as an executive officer of Acuity Brands (up to a maximum of 10 years), divided by 12. Benefits were generally payable for a 15-year period following retirement (as defined in the Acuity 2002 SERP), subject to such alternative forms of payment as may have been determined by Acuity Brands. Mr. Holl received a one-time credit of $55,645 in the deferred compensation plan, which represented the present value of his accrued benefit under the Acuity 2002 SERP at the time of his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Morgan’s benefit was frozen effective with our spin-off in October 2007. Mr. Morgan receives an annual contribution to the SDSP in replacement of benefits he would have received under the Acuity 2002 SERP. These replacement contributions are immediately vested when contributed. Mr. Morgan’s annual contributions to the SDSP continue until the earlier of his death, termination of employment, or until December 2014 (the last day of the Plan Year in which he attains age 60).

Mr. Bachmann receives an annual contribution to the SDSP in replacement of benefits lost when an Acuity Brands pension plan was frozen in 2002. This annual contribution represents the increase in the actuarial present value of his benefit at age 65 under the frozen Acuity Brands pension plan. This replacement contribution is immediately vested when contributed. As long as Mr. Bachmann is continuously employed by the Company, his annual contribution continues until December 2020.

Pre-Section 409A Fund Balances.

Pre-Section 409A Fund Balances encompass executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments. Executives may only change their existing distribution elections for Pre-Section 409A fund balances in the SDSP in accordance with the applicable plan rules.

The table below provides information on the nonqualified deferred compensation of the named executive officers and Mr. Holl during fiscal 2009 under the SDSP.

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Company Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John K. Morgan	$155,200	$359,708	$23,101	$24,231	$843,244
Mark R. Bachmann	56,887	54,566	24,362	-0-	766,715
Robert P. Collins	13,977	21,112	843	-0-	42,967
Jeffrey J. Sorensen	-0-	-0-	-0-	-0-	-0-
C. Francis Whitaker, III	-0-	11,914	291	-0-	22,104
William A. Holl	184,616	60,892	24,358	834,402	-0-

(1)	Amounts shown in this column are also reported in the “Fiscal 2009 Summary Compensation” table.
(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.
(3)	Mr. Morgan’s contribution includes $230,588 related to his SERP benefit, described above. Mr. Bachmann’s contribution includes $12,010 related to his Pension benefit, described above. Amounts shown in this column are also reported as “All Other Compensation” in the “Fiscal 2009 Summary Compensation” table.
(4)	The above-market portion of the interest amounts shown in this column, if any, is also reported as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Fiscal 2009 Summary Compensation” table.

Employment Contracts

Pursuant to an employment agreement with Mr. Morgan, which was assumed from Acuity Brands, effective as of July 23, 2007, he became entitled to receive an annual salary of $500,000 upon becoming President and Chief Executive Officer of Acuity Specialty Products, Inc. (ASP), a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan for fiscal 2007 and future years, a restricted stock award of 15,810 shares on the effective date of the agreement, an additional equity award valued at not less than $1,500,000 within 30 days of the spin-off and a target long-term incentive opportunity as a percentage of base salary under the Original Plan for fiscal 2007 and future years. The employment agreement also provides that Mr. Morgan will be reimbursed for any additional taxes, penalties, or interest resulting from the non-compliance by the Company following the spin-off, with respect to payments under Code Section 409A. Subsequent to the end of fiscal 2009, the Company amended Mr. Morgan’s employment agreement as disclosed in a Form 8-K filed with the SEC on October 13, 2009. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, participation in the SDSP and coverage under our director and officer liability insurance, Mr. Morgan is a party to a severance agreement and a change in control agreement as described below. In connection with the assumption of Mr. Morgan’s employment agreement by the Company, reference to certain Acuity Brands plans in Mr. Morgan’s agreement have been replaced by our plans.

Pursuant to ASP’s employment agreement with Mr. Holl, which was assumed from Acuity Brands, effective as of July 23, 2007, he became entitled to receive an annual salary of $380,000 upon becoming Executive Vice President and Chief Commercial Officer of ASP, an annual bonus at target level under the Annual Incentive Plan for fiscal 2007 notwithstanding the level of performance, a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan for future fiscal years, an equity award valued at approximately $1,140,000 within 30 days of the spin-off, and a target long-term incentive opportunity as a percentage of base salary under the Equity Plan. The employment agreement also provided that during the first twelve months following the date of the spin-off (i.e., by November 1, 2008), upon termination by the Company (other than for death, disability, or cause) or voluntary termination by Mr. Holl, Mr. Holl would have been entitled to receive a lump sum payment of $285,000 or, to the extent that any severance, change in control, or other agreement with the Company might also have applied to Mr. Holl’s termination, to the greater of the benefit available under any such agreement or the $285,000 lump sum payment, without duplication. Mr. Holl also agreed to the cancellation of certain unvested restricted stock prior to the spin-off, and he received an additional award of restricted stock after the date of the spin-off. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, participation in the SDSP and coverage under our director and officer liability insurance, Mr. Holl was a party to a severance agreement and a change in control agreement as described below. Mr. Holl’s employment agreement was terminated as of January 15, 2009, when Mr. Holl resigned from the Company.

Although there are no written employment agreements with the other named executive officers, the remaining named executive officers have compensation arrangements that provide for an annual base salary, target incentive opportunities as a percentage of base salary in the annual and long-term incentive plans, participation in employee benefit plans and perquisites afforded to executives at their level, and participation in the SDSP, including an annual supplemental contribution totaling either 3% or 5% of their base salary and annual incentive awards or other cash bonus. In addition, certain named executive officers are parties to severance agreements and/or change in control agreements, as described below.

Potential Payments upon Termination

We entered into severance agreements and change in control agreements with our named executive officers effective November 2007. These agreements were subsequently amended effective December 2008, except in the case of Mr. Morgan. While the named executive officers may be entitled to payments and benefits under several agreements or arrangements, the agreements or arrangements contain provisions that specify which provisions control under particular circumstances, and prohibit the duplication of payments and benefits.

Subsequent to the end of fiscal 2009, the Company amended Mr. Morgan’s severance and change in control agreements as disclosed in a Form 8-K filed with the SEC on October 13, 2009. In January 2009, the Company entered into a separation agreement with Mr. Holl having terms and conditions substantially equivalent to the terms and conditions of the severance agreements described below.

Severance Agreements

The severance agreements for our named executive officers provide the following benefits in the event that, during the term of the severance agreements, their employment (1) is involuntarily terminated by the Company without cause or (2) is terminated by the executive for good reason (as each such term is defined in the severance agreement), for the terms set forth in the table below:

•	a severance payment calculated as a number of specific months times the executive’s then current base salary, paid in monthly installments over the severance period;

•	for Mr. Morgan, a pro rata bonus in the year of termination based on the greater of (a) target bonus, or (b) the annual incentive that would be paid or payable for actual fiscal year performance;

•	continuation of healthcare and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	for Mr. Morgan, accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•

additional benefits, at the discretion of the Compensation Committee, including, without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; subject, however, to the requirements of Code Section 409A.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are determined in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•

the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

Under the severance agreements, a good reason for termination by an executive of his employment with the Company means the occurrence during the two-year term after a change in control (without the executive’s express consent) of any of the following acts by the Company, if not corrected within 30 days after written notice is given to us by the executive:

•	material diminution in the executive’s base salary;

•	material diminution in the executive’s authority, duties, or responsibilities from those in effect immediately prior to the change in control;

•

material change in the geographic location at which the executive must perform his services, which is defined as requiring the executive to be based more than 50 miles from the primary workplace where executive was based immediately prior to the change in control; or

•	any other action or inaction that constitutes a material breach by the Company of the agreement under which the executive performs his services.

Mr. Morgan’s severance agreement also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•

immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan’s termination), with distribution of such amounts to be made in accordance with the terms of the SDSP.

The benefits provided for under the severance agreements with our named executive officers are intended to be exempt from, or to comply with, the requirements of Code Section 409A, and they will be interpreted and administered accordingly. In this regard, benefit payments will be delayed for a period of six months following termination, to the extent required under Code Section 409A.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, non-recruitment and non-competition, and the executive’s receipt of the benefits provided for in the severance agreements is subject to the executive’s execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his or her rights under his or her severance agreement. Each severance agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case it will continue for two years after the notice of termination or for three years following a change in control.

Pursuant to the severance agreements, our named executive officers would have received the payments and benefits quantified in the table below in the event of their termination by the Company without cause, assuming the termination occurred on August 31, 2009. The closing price per share of our common stock on August 31, 2009 was $15.98.

Name	Severance Period(1)	Base Salary Multiplier (1)	Base Salary Payment ($)(2)	Pro-Rata Bonus Payment ($)(3)	Welfare Plan Continua- tion ($)(2)(4)	Outplace- ment (maximum 10% of salary) ($)	Unvested Company Contribu- tions in SDSP ($)(5)	Value Realized on Accelerated Unvested Equity Awards ($)(6)	Total ($)
John K. Morgan	24	NA	$1,000,000	$425,000	$19,196	$50,000	$—	$2,503,093	$3,997,289
Mark R. Bachmann	18	24	580,106	NA	17,192	29,005	254,930	NA	881,233
Robert P. Collins	12	17.4	319,000	NA	10,990	22,000	21,077	NA	373,067
Jeffrey J. Sorensen	9	12.6	199,500	NA	8,220	19,000	—	NA	226,720
C. Francis Whitaker, III	12	17.4	261,000	NA	10,931	18,000	8,841	NA	298,772

(1)	Pursuant to the terms of their agreements, the base salary payments for Messrs. Bachmann, Collins, Sorensen and Whitaker are calculated using the “base salary multiplier” and their “welfare plan continuation” payments are calculated using the “severance period.”
(2)	The salary and welfare continuation payments are made on a monthly basis during the severance period. A six-month distribution delay may be required for key employees in accordance with Section 409A.
(3)	For Mr. Morgan, the pro rata bonus is for the fiscal year in which the severance occurs. The amount shown is the greater of (a) the target bonus for the fiscal year or (b) the bonus payable for the current fiscal year.
(4)	The Company is required to continue to provide healthcare and group life insurance coverage at applicable employee rates for the severance period.
(5)	Represents the value of unvested Company contributions held in our deferred compensation plan at August 31, 2009.
(6)	For Mr. Morgan, the value realized on unvested stock options that would become vested during the 24-month severance period calculated by taking the difference (or spread) between the fair market value at August 31, 2009, less the exercise price of the options, and the value of unvested performance-based awards that have attained their specified performance targets calculated by multiplying the number of performance shares times the closing price on August 31, 2009.

The table above does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including:

•	the value of equity awards that are already vested;

•	the amounts payable under defined contribution plans; and

•	amounts previously deferred into the deferred compensation plans.

Change in Control Agreements

It is intended that change in control agreements will provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and our stockholders.

Each change in control agreement is effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control.

If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the executive for good reason (as each term is defined in the change in control agreement), the executive will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to a multiple of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	for Mr. Morgan, a cash payment representing 36 additional months participation in the Company’s qualified or nonqualified deferred compensation plans.

In addition, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options. The cash-out option for restricted stock and stock options varies and is dependent upon the date of the award agreement.

The change in control agreements for each of Messrs. Morgan and Bachmann provide that we will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Code on any payment made to them arising out of or in connection with their employment. In addition, we will pay all legal fees and related expenses incurred by an executive arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

The benefits provided for under the change in control agreements are intended to be exempt from, or to comply with, the requirements of Code Section 409A, and they will be interpreted and administered accordingly. In this regard, benefit payments will be delayed for a period of six months following termination to the extent required under Code Section 409A.

In the change in control agreements, a change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•

a change in more than one-third of the members of our board who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation involving the Company through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of our board that the executive:

•

intentionally and continually failed to substantially perform his duties which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•

the Company requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by the Company (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control; and

•	the insolvency or the filing of a petition for bankruptcy of the Company;

•	material breach by the Company of any provision of the agreement;

•	purported termination for cause which does not comply with the cause definition in the agreement;

•	failure to obtain assumption of the agreement by successor; and

•

for Mr. Morgan, a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed).

Pursuant to the change in control agreements, our named executive officers would have received the payments and benefits quantified in the table below, assuming a change in control occurred on August 31, 2009. The closing price per share of our common stock on August 31, 2009 was $15.98.

Name	Multiple	Salary & Bonus(1)	Pro-Rata Bonus(2)	Welfare Plans	Outplace- ment	Company Contri- butions to 401(k) and SDSP(3)	Unvested Company Contri- butions in SDSP(4)	Excise Tax Gross-Up(5)	Value Realized on Accelerated Unvested Equity Awards(6)	Total
John K. Morgan	3 X	$3,208,675	$569,558	$29,792	NA	$573,923	$—	$—	$2,607,054	$6,989,002
Mark R. Bachmann	1.5 X	652,691	145,027	17,192	NA	51,544	254,930	—	675,658	1,797,042
Robert P. Collins	1.5 X	478,500	99,000	16,900	NA	25,095	21,077	NA	397,697	1,038,269
Jeffery J. Sorensen	(7)	199,500	—	8,220	$19,000	NA	NA	NA	25,248	251,968
C. Francis Whitaker, III	1.5 X	391,500	81,000	16,815	NA	13.940	8,841	NA	219,607	731,703

(1)	Represents salary plus highest of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years.
(2)	Represents the payment of a pro-rata bonus for the year of separation calculated as the greater of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years.
(3)	Represents an estimate of the annual Company contributions into the deferred compensation plans equal to the number of months associated with the multiple. Amounts shown also include SERP and pension make-up contributions for Messrs. Morgan and Bachmann.
(4)	Represents the value of unvested Company contributions held in the deferred compensation plan at August 31, 2009.
(5)	The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 41.1% for the executive.
(6)	The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2009, using our closing price of $15.98 (less the exercise price of unvested options).
(7)	Mr. Sorensen does not have a change in control agreement; therefore, amounts shown reflect the change in control provisions afforded him pursuant to his severance agreement and/or the terms and conditions set forth in each plan in which he participates.

The table above does not include amounts that the executives would be entitled to receive that are already described in the compensation tables above, including:

•	the value of equity awards that are already vested;

•	the amounts payable under defined contribution plans; and

•	amounts previously deferred into the deferred compensation plans.

Termination as a Result of Death or Disability

If a termination occurs as a result of the executive’s death or disability during the two-year period following a change in control and as provided in the change in control agreement, the executive or his beneficiaries would receive a pro rata bonus based on the greater of current year target bonus, most recent bonus paid or payable, or an average bonus paid during the last three full fiscal years (not currently applicable as there have been just two years of bonuses for the Company). The potential payments for each of the named executive officers that may be earned include: $569,558 for Mr. Morgan; $145,027 for Mr. Bachmann; $99,000 for Mr. Collins; and $81,000 for Mr. Whitaker.

Equity Award Agreements

In addition to the accelerated vesting in the event of a change in control, equity award agreements generally provide for accelerated or continued vesting as a result of the following events.

•	Death/Disability. Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted stock awards vests immediately.

•

Retirement at Age 65. For Mr. Morgan, options granted in July 2005 continue to vest and are exercisable to the earlier of the expiration date or five years after retirement, and for options granted on or after December 2005, vested options are exercisable to the earlier of the expiration date or five years after retirement. For Messrs. Bachmann, Collins, Sorensen and Whitaker, vested options are exercisable to the earlier of the expiration date or five years after retirement. For restricted stock awards granted in December 2005 and later, unvested shares are forfeited.

•

Early Retirement (Between Ages 55 and 65). For Mr. Morgan, options granted in July 2005 continue to vest and are exercisable to the earlier of the expiration date or five years after retirement and for options granted on or after December 2005, vested options are exercisable to the earlier of the expiration date or five years after retirement. For Messrs. Bachmann, Collins, Sorensen and Whitaker, vested options are exercisable to the earlier of the expiration date or five years after retirement. For restricted stock awards granted in December 2005 and later, unvested shares are forfeited.

The amounts that would vest for each named executive officer as a result of these events are the same as the amounts shown in the table above in the column “Value Realized on Accelerated Unvested Equity Awards.”

Deferred Compensation Plans

In addition to the vesting of Company contributions to deferred compensation plans in the event of a change in control, Company contributions vest and are payable upon death or total and permanent disability. The amounts that would vest for each named executive officer as a result of these events are the same as the amounts shown in the table in “Severance Agreements” above in the column “Unvested Company Contributions in SDSP.”

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in the Company’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 26, 2010, to the Company at its principal executive offices at 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

The Company’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Company who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Company’s notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in proper written form to the Company’s Secretary and such business must be a proper matter for stockholder action under Delaware Law.

To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at the principal executive offices of the Company not less than 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the Meeting Anniversary). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the Meeting Anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice of such stockholder’s proposals or nominations must set forth:

•

as to the stockholder giving the notice and any beneficial owner, any person controlling or acting in concert with such stockholder and any person controlling, controlled by or under common control with any such persons (each an “Associated Person”) (on whose behalf a nomination is made, in the case of a stockholder nomination):

•	the name and address of such stockholder, as they appear on the Company’s books, and of such Associated Persons;

•	the residence name and address of such stockholder (if different from the Company’s books);

•	the class and number of shares of the Company that are owned beneficially and of record by such stockholder or such Associated Person;

•	a description of any derivative positions held or beneficially held by such stockholder or such Associated Person; and

•	whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or such Associated Person.

A stockholder’s notice of such stockholder’s proposals must also set forth:

•

as to each matter of business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any Associated Person:

•

a description of all arrangements or understandings between such stockholder or Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, Associated Person or other person or entity in such business;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

•

whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s voting shares required to approve the proposal or otherwise to solicit proxies from stockholders in support of the proposal.

A stockholder’s notice of such stockholder’s nominations must also set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice and any Associated Person on whose behalf a nomination is made:

•

a description of all arrangements or understandings between such stockholder or Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

•

all information relating to such stockholder or such Associated Person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act; and

•

whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees or otherwise to solicit proxies from stockholders in support of the nomination.

Any stockholder who submits a notice of proposal for business or nomination for election is also required to update and supplement the information disclosure in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is 12 days prior to such meeting or any adjournment or postponement thereof.

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by the Company’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

The preceding five paragraphs are intended to summarize the applicable By-Laws of the Company. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Company’s website at www.zepinc.com under “Corporate Governance.”

By order of the Board,

C. FRANCIS WHITAKER, III

Vice President, General Counsel and Secretary

APPENDIX A

Zep Inc.

Director Independence Standards

The New York Stock Exchange (NYSE) requires listed companies to have a majority of independent directors. Each year, the Board will affirmatively determine whether a director has any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company) and will disclose these determinations in the Company’s annual proxy statement. The Board will consider all relevant facts and circumstances in making an independence determination.

A director will not be considered independent if:

(a)	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company or any of its affiliates;

(b)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company or any of its affiliates, other than director and committee fees (including fees paid to the Chairman of the Board of Directors and the chairman of any committee of the Board of the Directors) and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

(c)	(1) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s or any affiliate’s audit; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s or any of its affiliates’ audit within that time;

(d)	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or any of its affiliates’ present executive officers at the same time serves or served on that company’s compensation committee;

(e)	the director is a current employee, or an immediate family member is a current executive officer, of any company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues (such payments and consolidated gross revenues to be measured based on reported figures for the last completed fiscal year); and

(f)

in determining independence, the Board shall also consider a director’s charitable relationships. A director who is an executive officer of a charitable or non-profit organization shall not be considered to have a material relationship with the Company that impairs the director’s independence so long as the Company’s contributions to the entity in any single fiscal year (excluding amounts that may be contributed by the Company under an employee matching gift program, if available) are less than $1 million or 2% of such entity’s consolidated gross revenues (whichever is greater). In the event the Company’s contributions to such charitable or non-profit organization in any single fiscal year (excluding amounts contributed by the Company under its employee matching gift program) exceed the greater of $1 million or 2% of such entity’s consolidated gross revenues and the Board nevertheless determines that such director is independent, the Company will disclose in its annual proxy statement the Board’s basis for such independence determination.

Notwithstanding the requirements of paragraphs (a) through (e) above, a director shall not be independent unless the Board determines that the director has no material relationships with the Company.

For purposes of these guidelines, the terms:

•	“company,” when used in the lower case, includes any parent or subsidiary in a consolidated group with such company; and

•

“immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

EXHIBIT A

Zep Inc.

2010 Omnibus Incentive Plan

1.	Purpose of the Plan

The primary purpose of the Plan is to assist the Company in attracting, retaining and motivating directors, officers and other designated employees of the Company, and to further align their interests with the interests of the Company’s stockholders by increasing their ownership interests in the Company, and/or providing incentives based on the performance of the Company.

2.	Replacement of Prior Plan

It is intended that this Plan will replace the Zep Inc. Long-Term Incentive Plan effective as of October 31, 2007 (the “Prior Plan”). In this connection, all outstanding awards granted under the Prior Plan, including without limitation, the Acuity Brands Conversion Awards, shall be deemed to be Awards granted under this Plan, and shall be administered consistent with the terms of this Plan. Additionally, as provided for in Section 6 below, all shares of Common Stock available for the granting of awards under the Prior Plan as of the effective date of this Plan, shall be deemed to be available for grants of Awards under, and subject to the provisions of, this Plan on a one-to-one basis for all awards. As of the effective date of this Plan, the Prior Plan shall no longer be of any force or effect, and shall be deemed to have been replaced in full by this Plan.

3.	Definitions

3.1 “1934 Act” means the Securities Exchange Act of 1934, as amended.

3.2 “Acquiring Person” means that a Person (other than, with respect to any specific Award hereunder, the Participant or any of the Participant’s affiliates), considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the 1934 Act is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

3.3 “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. Unless the context requires otherwise, when a specified Person is not referenced, the term “Affiliate” shall refer to Affiliates of the Company and/or its Subsidiaries.

3.4 “Award” means a grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Stock Award, Performance Stock Unit Award or Cash-Based Incentive Award.

3.5 “Award Agreement” means the agreement, letter, notice, certificate or other document which evidences an Award, and specifies the terms and conditions of the Award, including the vesting requirements, exercise price, Performance Goals, exercise and/or distribution provisions, and forfeiture provisions applicable to that Award. The Committee shall determine the form and substance of Award Agreements. It is contemplated, generally, that Award Agreements, other than Cash-Based Incentive Awards, will be in the form of an agreement between the Company and the Participant, and that Award Agreements evidencing Cash-Based Incentive Awards will be in the form of a certificate or other notice from the Company to Participants describing the form, conditions and parameters of the Cash-Based Incentive Award.

3.6 “Board” means the Board of Directors of the Company.

3.7 “Cash-Based Incentive Award” means an Award granted pursuant to Section 10 hereof, that is denominated in a dollar amount, and entitles the Participant to receive cash or shares of Common Stock upon the attainment of specified Performance Goals during a performance period, as determined by the Committee.

3.8 “Cause” shall mean Cause as such term is defined in any employment agreement between the Participant and the Company or its Subsidiaries or Affiliates. If no such agreement or definition exists, “Cause” shall exist with respect to a Participant if such Participant has: (i) committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, any Subsidiary or any Affiliate, or a felony involving the business, assets, or customers of the Company, any Subsidiary or any Affiliate, or been convicted by a court of competent jurisdiction or pled guilty or nolo contendere to any other felony or other crime involving moral turpitude; (ii) committed a material breach of any confidentiality, non-compete, non-solicitation or business opportunity covenant or obligation owed by the Participant to the Company, any Subsidiary or any Affiliate; or (iii) failed to perform such Participant’s duties to the Company, any Subsidiary or any Affiliate, other than as described in (i) or (ii) above, after written notice and a 30-day cure period is provided to Participant.

3.9 “Change in Control” means any of the following events:

a. The acquisition (other than from the Company) by any “Person” (as the term is used for purposes of Sections 13(d) or 14(d) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities; or

b. The individuals who, as of the effective date of this Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

c. Consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

d. Consummation of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a) above, solely because twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

3.10 “Code” means the Internal Revenue Code of 1986, as amended.

3.11 “Committee” means the Compensation Committee of the Board, or such other committee or subcommittee designated by the Board to administer the Plan. The Committee shall have at least two members, and all Committee members shall be both Non-Employee Directors and Outside Directors.

The Committee may designate a subcommittee of members of the Committee, and/or officers of the Company, to act on certain matters where such designation is necessary or desirable.

3.12 “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

3.13 “Company” means Zep Inc., a Delaware corporation, or any successor corporation.

3.14 “Continuing Directors” means any member of the Board, while a member of the Board and (i) who was a member of, or was appointed to, the Board on the effective date of this Plan or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the then Continuing Directors.

3.15 “Director” means a member of the Board.

3.16 “Disability” means a Participant’s failure, or inability to perform the normal duties of the Participant for the Company because of any physical or mental infirmity, and such failure or inability continuing for any six (6) consecutive months while the Participant is employed by, or otherwise serving the Company as determined by the Board using reasonable standards; provided that if any Award or the granting, acceleration, exercise or payment thereof is intended or required to comply with Code section 409A, the term “Disability” shall have the meaning ascribed under and pursuant to Code section 409A and the regulations promulgated pursuant thereunder.

3.17 “Employee” means an individual who is employed as an employee by the Company, a Subsidiary or an Affiliate, including a director or an officer who is an employee.

3.18 “Exercise Price” means the exercise price per share of Common Stock of an Option, or the base value of an SAR.

3.19 “Fair Market Value” means, on any given date, the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed or traded on such date or, if Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded. Alternatively, if the Common Stock is not listed on any securities exchange, the Fair Market Value shall be the value of Common Stock as determined in good faith by the Committee, consistent with applicable legal requirements (including, if applicable, the requirements of Code section 409A).

3.20 “Incentive Stock Option” means an Option which is designated as, and is intended to meet the requirements of, an incentive stock option as defined in Code section 422.

3.21 “Material Business Event” means any one or more of the following, which effects the Company or a Subsidiary or Affiliate: restructuring changes, reductions in force, changes in accounting principles, changes in tax laws, gains and/or losses on asset sales, discontinued operations, acquisitions, divestitures, currency fluctuations, equity adjustments, unusual changes in the external environment or business strategies, or other extraordinary or unusual items, which the Committee determines in its discretion, may have the effect of materially altering the benefits intended hereunder.

3.22 “Named Executive Officer” means a Participant who, as of the last day of a taxable year, is the Chief Executive Officer of the Company (or is acting in such capacity) or one of the four highest compensated officers of the Company (other than the Chief Executive Officer) or is otherwise one of the group of “covered employees,” as defined in the regulations promulgated under Code section 162(m).

3.23 “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the 1934 Act.

3.24 “Non-Qualified Option” means an Option that is not intended to be, and/or does not meet the requirements of, an Incentive Stock Option.

3.25 “Option” means any stock option granted from time to time under Section 7 of this Plan. Options granted under the Plan may be Non-Qualified Options or Incentive Stock Options, as determined by the Committee.

3.26 “Outside Director” means a member of the Board who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3).

3.27 “Participant” means an eligible individual to whom an Award is granted.

3.28 “Performance Goal” means an objective goal that must be met by the time and in the manner specified by the Committee based upon one or more of the criteria listed on Appendix “A” attached hereto and made a part hereof. Performance Goals may be based on Company-wide performance or other performance levels, such as performance of a Subsidiary, Affiliate or business unit. Performance Goals may be defined in absolute terms or measured relative to other companies or against a predefined index. Additionally, Performance Goals may be expressed as a percentage change or in absolute value terms, or in combination or in relationship to one another. Performance Goals may be adjusted to account for Material Business Events.

3.29 “Performance Stock” means an Award of Common Stock granted pursuant to Section 11 hereof, subject to a Restriction Period and such other conditions and criteria, including the attainment of specified Performance Goals, as the Committee may determine.

3.30 “Performance Stock Units” means an Award granted pursuant to Section 12 hereof, in the amount determined by the Committee, stated with reference to a specified number of shares of Common Stock, that entitles the Participant to receive shares of Common Stock or cash, upon the lapse of a Restriction Period and/or subject to such other conditions and criteria, including the attainment of specified Performance Goals, as the Committee may determine.

3.31 “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that the term “Person” does not include the Company or any affiliate of the Company, and the term Person does not include any employee-benefit plan maintained by the Company or any affiliate of the Company, or any person or entity organized, appointed, or established by the Company or any affiliate of the Company for or pursuant to the terms of any such employee-benefit plan, unless the Committee determines that such an employee-benefit plan or such person or entity is a “Person”.

3.32 “Plan” means the Zep Inc. 2010 Omnibus Incentive Plan herein set forth, as amended from time to time.

3.33 “Plan Year” means the twelve-month period beginning September 1 and ending August 31.

3.34 “Prior Plan” means the Zep Inc. Long-Term Incentive Plan effective as of October 31, 2007.

3.35 ‘“Restricted Stock” means an Award of Common Stock granted pursuant to Section 9 hereof, subject to such conditions and criteria as the Committee may determine.

3.36 “Restricted Stock Units” means an Award granted pursuant to Section 10 hereof, in the amount determined by the Committee, stated with reference to a specified number of shares of Common Stock,

that entitles the Participant to receive shares of Common Stock or cash, upon the lapse of a Restriction Period and/or subject to such other conditions and criteria as the Committee may determine.

3.37 “Restriction Period” means the period during which an Award is subject to forfeiture. A Restriction Period shall not lapse until all conditions, imposed under this Plan or under the applicable Award Agreement, have been satisfied.

3.38 “SAR” means a stock appreciation right granted pursuant to Section 8 hereof, that entitles the Participant to receive an amount of cash or a number of shares of Common Stock equal in value to the amount by which the Fair Market Value of the Common Stock on the date of exercise exceeds the Fair Market Value of the Common Stock on the date of grant.

3.39 “Subsidiary” means, with respect to the Company, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the overall economic equity or a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is, at the time, owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

3.40 “Ten Percent Shareholder” means a Person who, on any given date, owns, either directly or indirectly (taking into account the attribution rules contained in Code section 424(d)), stock possessing 10% or more of the total combined voting power of all classes of stock of the Company or a Subsidiary.

3.41 “Termination Date” means the day on which a Participant’s employment or service with the Company and its Subsidiaries and Affiliates terminates or is terminated. If an Award is intended or required to comply with Code section 409A, the term “Termination Date” shall, with respect to such Award, mean “separation from service” as defined in Code section 409A and the regulations promulgated thereunder.

4.	Eligibility

Any Director, or any Employee of the Company, its Subsidiaries or its Affiliates is eligible to participate in this Plan. In addition, consultants and other Persons that provide services to the Company, its Subsidiaries or Affiliates may be eligible to participate in this Plan. The Committee shall determine, in its sole discretion, the eligible Persons to whom Awards shall be made. The mere status of an individual as an Employee, Director or otherwise, shall not entitle such individual to an Award hereunder; all Awards hereunder must be approved by the Committee as provided for herein.

5.	Administration and Implementation of Plan

5.1 The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to take, or cause to be taken, any and all action which it deems necessary to implement, carry out and administer the Plan, including without limitation: (a) selecting the eligible individuals to whom Awards will be granted; (b) determining the amount and type of Awards to be granted to each Participant; (c) determining the terms and conditions of all Awards; and (d) determining and interpreting the terms of Award Agreements. Additionally, the Committee may impose restrictions, including without limitation, confidentiality, non-compete, non-recruitment and non-solicitation restrictions, as well as the attainment of Performance Goals, on the grant, vesting, exercise and/or payment of any Award, as the Committee determines to be appropriate.

5.2 The Committee shall have the power to adopt procedures for carrying out the Plan and to change such procedures as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all actions taken by the Committee, shall be final and binding on all Participants, and any Person claiming any rights through a Participant. Each Participant shall, as a condition to the Participant’s participation hereunder, take whatever actions and execute whatever documents the Committee may, in its reasonable judgment, deem necessary or advisable in order to carry out or effect the obligations or restrictions imposed on the Participant pursuant to the provisions of this Plan and/or an Award Agreement.

5.3 The Committee may (but is not required to) condition the vesting, exercise and/or payment of any Award or the lapse of any Restriction Period (or any combination thereof) upon the achievement of one or more Performance Goals established by the Committee. The Committee shall have discretion to determine the specific targets and parameters with respect to each category of Performance Goals relative to any Award. Performance Goals for Awards to Named Executive Officers shall be established not later than ninety (90) days after the beginning of the applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Code section 162(m)), and shall otherwise meet the requirements of Code section 162(m), including the requirement that the outcome of the Performance Goal be substantially uncertain at the time established, and that the attainment of the Performance Goal be certified in writing by the Committee prior to paying the Award.

5.4 To the extent applicable law so permits, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Awards to be granted to individuals who are not Named Executive Officers. The Committee may revoke or amend the terms of any such delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate(s) that were consistent with the terms of the Plan and the Committee’s prior delegation. Notwithstanding any other provision of this Plan, all Awards, including applicable Performance Goals, of Named Executive Officers, shall be determined, approved and certified by the Committee.

6.	Shares of Stock Subject to the Plan

6.1 Subject to adjustment as provided in Section 14 hereof, the total number of shares of Common Stock available for Awards under the Plan shall consist of 4,300,000 shares that were originally available pursuant to the Prior Plan, minus any shares that were issued pursuant to awards under the Prior Plan as of the effective date of this Plan on a one-to-one basis for all outstanding awards. Upon approval of the Plan by shareholders, all outstanding awards previously granted under the Prior Plan, will be deemed to have been granted and will be administered, pursuant to the terms and conditions of this Plan. The number of Incentive Stock Options that may be issued under the Plan is 2,000,000.

6.2 The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 14, apply to grants of Awards under this Plan:

a. Options: The maximum aggregate number of shares of Common Stock subject to Options which may be granted in any one Plan Year to any one Participant shall be 600,000.

b. SARs: The maximum aggregate number of shares of Common Stock subject to SARs which may be granted in any one Plan Year to any one Participant shall be 600,000.

c. Performance Stock: The maximum aggregate number of shares of Common Stock subject to Awards of Performance Stock which may be granted in any one Plan Year to any one Participant shall be 200,000.

d. Performance Stock Units: The maximum aggregate number of shares of Common Stock subject to Awards of Performance Stock Units which may be granted in any one Plan Year to any one Participant shall be 200,000.

e. Restricted Stock: The maximum aggregate number of shares of Common Stock subject to Awards of Restricted Stock which may be granted in any one Plan Year to any one Participant shall be 200,000.

f. Restricted Stock Units: The maximum aggregate number of shares of Common Stock subject to Restricted Stock Units which may be granted in any one Plan Year to any one Participant shall be the Fair Market Value (determined on the date of grant) of 200,000 shares of Common Stock.

g. Cash-Based Incentive Awards: The maximum aggregate Cash-Based Incentive Award cash payments that may be made in any one Plan Year to any one Participant shall be $4,000,000.

6.3 Shares covered by an Award shall be removed from the Plan share reserve as of the date of grant, but shall be added back to the Plan share reserve as follows:

a. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including the non-attainment of Performance Goals, any unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

b. Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

c. Shares withheld from an Award or tendered to the Company by a Participant to satisfy tax withholding requirements with respect to an Award will again be available for issuance pursuant to Awards granted under the Plan.

d. If the exercise price of an Option is satisfied by tendering shares to the Company (by either actual delivery or attestation), such tendered shares will again be available for issuance pursuant to Awards granted under the Plan.

e. To the extent that the full number of shares subject to an Option or SAR is not issued upon exercise of the Option or SAR for any reason, including by reason of net-settlement of the Award, the shares underlying the Award in excess of the number of shares actually issued and delivered to the Participant will again be available for issuance pursuant to Awards granted under the Plan.

f. Substitute Awards granted pursuant to Section 15 of the Plan shall not count against the shares otherwise available for issuance under the Plan.

6.4 It is intended generally that Awards granted under this Plan shall not constitute “non-qualified deferred compensation” as defined under Code section 409A. If, however, any Award is, or becomes, subject to any of the requirements of Code section 409A, such Award, and the applicable Award Agreement shall be interpreted and administered to be consistent with such requirements, and the Committee shall be entitled, on a unilateral basis, to amend, reform, interpret and administer this Plan, such Award and such Award Agreement accordingly.

7.	Options

Options shall be subject to the following terms and conditions:

7.1 Each Option shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable, including without limitation, the number of shares underlying the Option, the type of the Option, the Exercise Price, any applicable Performance Goals, and forfeiture provisions (including forfeitures and exercise rights following the Participant’s Termination Date). The terms of Option Awards need not be uniform among all such Awards granted hereunder.

7.2 The Exercise Price of an Option shall be determined by the Committee, however, the Exercise Price per share shall not be less than the Fair Market Value of a share of Common Stock underlying such Option on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

7.3 Award Agreements evidencing Options shall specify when and under what terms and conditions an Option shall become vested and may be exercisable, which may include the attainment of specified Performance Goals. The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder and/or under the applicable Award Agreement.

7.4 Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary (provided, however, that solely for this purpose, grants of Incentive Stock Options to an employee of a Subsidiary may only be made if the Company controls at least a majority of the total voting power of such Subsidiary, as determined in accordance with Code section 424 and the regulations thereunder). Any Incentive Stock Options, which first become exercisable in any one calendar year that are in excess of the $100,000 statutory limit shall be treated as Non-Qualified Stock Options, with respect only to such excess. Participants shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Incentive Stock Option or (ii) within one year of the issuance of shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company, or their designee. The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.

7.5 The total number of shares of Common Stock subject to an Option may, but need not, vest and become exercisable in periodic installments, which such installments may, but need not, be equal. An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance, the attainment of Performance Goals, or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options, as provided in the Award Agreement, may vary.

7.6 The Participant shall not have any rights as a shareholder with respect to any shares of Common Stock underlying an Option until such time as the shares of Common Stock have been so issued.

7.7 Subject to vesting and other restrictions provided for hereunder or in an Award Agreement, an Option may be exercised, and payment of the Exercise Price made, by a Participant (or, where appropriate, a permitted transferee of the Participant) only by notice (in the form prescribed by the Committee) to the Company specifying the number of shares of Common Stock to be purchased.

7.8 The aggregate Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

a. cash or a certified or bank cashier’s check;

b. if approved by the Committee in its sole discretion, Common Stock previously owned and held for such period of time as necessary to avoid a charge for financial accounting purposes and having an aggregate Fair Market Value on the day prior to the date of exercise equal to the aggregate Exercise Price;

c. a broker assisted cashless exercise methodology approved by the Committee; or

d. any combination of such methods of payment or any other legal method acceptable to the Committee in its discretion.

8.	Stock Appreciation Rights

SARs shall be subject to the following terms and conditions:

8.1 Each Award of an SAR shall be evidenced by an Award Agreement. Such Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including without limitation, the number of shares underlying the SAR, the base price of the SAR, any applicable Performance Goals, and forfeiture provisions (including exercise and forfeiture provisions following the Participant’s Termination Date). An SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.

8.2 The base price of a Tandem SAR shall be the Exercise Price of the related Option. The base price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Freestanding SAR.

8.3 For purposes of Section 6.1 and 6.2, an Option and Tandem SAR shall be treated as a single Award. In addition, no Participant may be granted Tandem SARs (under this Plan and all other incentive stock option plans of the Company and its Subsidiaries) that are related to Incentive Stock Options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Incentive Stock Options are granted) that exceeds $100,000.

8.4 A SAR shall entitle the Participant to receive from the Company a payment equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price, multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Such payment may be in cash or shares of Common Stock as determined by the Committee and provided for in the applicable Award Agreement. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option pursuant to Section 7. Conversely, if the related Option is exercised as to some or all of the shares of Common Stock covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise.

8.5 SARs shall be subject to the same terms and conditions applicable to Options as stated in sections 7.3, 7.5 and 7.6. SARs shall also be subject to such other terms and conditions consistent with the Plan as shall be determined by the Committee and provided in the applicable Award Agreement.

9.	Restricted Stock

An Award of Restricted Stock shall be subject to the following terms and conditions:

9.1 Each Award of Restricted Stock shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, may contain such terms, conditions and provisions as the Committee shall deem advisable including, without limitation, the applicable

Restriction Period, forfeiture provisions (including forfeiture following the Participant’s Termination Date), and the price, if any, to be paid by the Participant for each share of Common Stock subject to the Award. Such terms and conditions need not be uniform among all Awards.

9.2 Unless the Committee determines otherwise and as provided in the applicable Award Agreement, during the Restriction Period, the Participant shall have the right to receive the Participant’s allocable share of any cash dividends declared and paid by the Company on its Common Stock, and to vote the shares of Restricted Stock.

9.3 The Committee may (but shall not be required to) condition the payment of an Award of Restricted Stock upon the Participant’s continued service over a period of time with the Company, its Subsidiaries or its Affiliates, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited.

9.4 Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the restrictions imposed under the Award shall lapse with respect to the applicable number of shares of Restricted Stock as determined by the Committee, and such number of shares shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative) as soon as reasonably practical thereafter and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends. Subject to Section 5, the Committee may, in its sole discretion, accelerate the vesting and delivery of shares of Restricted Stock.

9.5 If applicable, the purchase price per share of Common Stock acquired pursuant to the Award of Restricted Stock shall be paid in one of the following ways: (i) in cash at the time of purchase; (ii) at the discretion of the Committee, and to the extent legally permissible, according to a deferred payment or other similar arrangement with the Participant; (iii) by services rendered or to be rendered to the Company; or (iv) in any other form of legal consideration that may be legally permissible and acceptable to the Committee in its sole discretion.

10.	Restricted Stock Units

An Award of Restricted Stock Units shall be subject to the following terms and conditions:

10.1 Each Award of a Restricted Stock Unit shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including, without limitation, the applicable Restriction Period, forfeiture provisions (including forfeiture following the Participant’s Termination Date) and payment provisions. Such terms and conditions need not be uniform among all Awards.

10.2 During the Restriction Period the Participant shall not be entitled to exercise voting rights with respect to shares of Common Stock underlying the Award.

10.3 At the time the Restricted Stock Unit is granted, the Committee may, in its discretion and to the extent the Company pays dividends on the Common Stock during the Restriction Period, determine that the Participant may be credited with dividend equivalent units equal in value to the amount of dividends the Participant would have received had he/she owned the target number of shares of Common Stock underlying the Award. Such dividend equivalent units, if so determined by the Committee, shall be accumulated during the Restriction Period and if all applicable conditions are satisfied and the Award is distributed in accordance with Section 9.5 below, shall be paid to the Participant in cash, or shares of Common Stock of equal value, as soon as reasonably practical following the expiration of the Restriction Period and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends.

10.4 The Committee may condition the expiration of the Restriction Period with respect to a grant of Restricted Stock Units upon the Participant’s continued service over a period of time with the Company, its Subsidiaries or Affiliates, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock and Award, including dividend equivalent units, if any, shall be forfeited.

10.5 Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the Participant shall be entitled to receive a share of Common Stock for each share underlying the Restricted Stock Unit Award that is then free from restriction, or cash equal to the Fair Market Value of such shares of Common Stock, and such shares or cash shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative) as soon as reasonably practical thereafter, and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends. Subject to Section 5, the Committee may, in its sole discretion, accelerate the vesting of Restricted Stock Units.

11.	Performance Stock

An Award of Performance Stock shall be subject to the following terms and conditions:

11.1 Each Award of Performance Stock shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, may contain such terms, conditions and provisions as the Committee shall deem advisable including, without limitation, the applicable Restriction Period and Performance Goals, forfeiture provisions (including forfeiture following the Participant’s Termination Date), and the price, if any, to be paid by the Participant for each share of Common Stock subject to the Award. Such terms and conditions need not be uniform among all Awards.

11.2 At the time the Performance Stock is granted, the Committee may, in its discretion and to the extend the Company pays dividends on the Common Stock during the Restriction Period, may, in the applicable Award Agreement, set forth the conditions under which the Participant may receive the Participant’s allocable share of any cash dividends declared and paid by the Company on its Common Stock, and to vote the shares of Performance Stock.

11.3 The Committee may (but shall not be required to) condition the payment of an Award of Performance Stock upon: (i) the Participant’s continued service over a period of time with the Company, its Subsidiaries or its Affiliates; (ii) the achievement of any other Performance Goals set by the Committee; or (iii) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited.

11.4 Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the restrictions imposed under the Award shall lapse with respect to the applicable number of shares of Performance Stock as determined by the Committee, and such number of shares shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative) as soon as reasonably practical thereafter and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends. Subject to Section 5, the Committee may, in its sole discretion, accelerate the vesting and delivery of shares of Performance Stock.

11.5 If applicable, the purchase price per share of Common Stock acquired pursuant to the Award of Performance Stock shall be paid in one of the following ways: (i) in cash at the time of purchase; (ii) at the discretion of the Committee, and to the extent legally permissible, according to a deferred payment or other similar arrangement with the Participant; (iii) by services rendered or to be rendered to the Company; or (iv) in any other form of legal consideration that may be legally permissible and acceptable to the Committee in its sole discretion.

12.	Performance Stock Units.

An Award of Performance Stock Units shall be subject to the following terms and conditions:

12.1 Each Award of a Performance Stock Unit shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including, without limitation, the applicable Restriction Period and Performance Goals, forfeiture provisions (including forfeiture following the Participant’s Termination Date) and payment provisions. Such terms and conditions need not be uniform among all Awards.

12.2 During the Restriction Period the Participant shall not be entitled to exercise voting rights with respect to shares of Common Stock underlying the Award.

12.3 At the time the Performance Stock Unit is granted, the Committee may, in its discretion and to the extent the Company pays dividends on the Common Stock during the Restriction Period, determined that the Participant may be credited with dividend equivalent units equal in value to the amount of dividends the Participant would have received had he/she owned the target number of shares of Common Stock underlying the Award. Such dividend equivalent units, if so determined by the Committee, shall be accumulated during the Restriction Period and if all applicable conditions are satisfied and the Award is distributed in accordance with Section 12.5 below, shall be paid to the Participant in cash, or shares of Common Stock of equal value, as soon as reasonably practical following the expiration of the Restriction Period and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends.

12.4 The Committee may condition the expiration of the Restriction Period with respect to a grant of Performance Stock Units upon: (i) the Participant’s continued service over a period of time with the Company, its Subsidiaries or Affiliates; (ii) the achievement of any other Performance Goals established by the Committee; or (iii) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock and Award, including dividend equivalent units, if any, shall be forfeited.

12.5 Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the Participant shall be entitled to receive a share of Common Stock for each share underlying the Performance Stock Unit Award that is then free from restriction, or cash equal to the Fair Market Value of such shares of Common Stock, and such shares or cash shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative) as soon as reasonably practical thereafter, and, in any event, no later than two and one-half months following the end of the year during which the Restriction Period ends. Subject to Section 5, the Committee may, in its sole discretion, accelerate the vesting of Performance Stock Units.

13.	Cash-Based Incentive Awards

A Cash-Based Incentive Award shall be subject to the following terms and conditions:

13.1 Each Cash-Based Incentive Award shall be evidenced by an Award Agreement. Such Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

13.2 The applicable Award Agreement shall set forth the Performance Goals and/or continued employment requirements which must be satisfied in order for the Participant to receive payment under the Cash-Based Incentive Award. If the specified conditions are not attained, the Participant shall forfeit the Award, or the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock, if any, and the Award shall be forfeited.

13.3 The Participant shall not have any rights as a shareholder with respect to a Cash-Based Incentive Award until such time as the Cash-Based Incentive Award has been earned and settled, provided that such settlement is made in shares of Common Stock.

13.4 The applicable Award Agreement shall specify the form of payment under a Cash-Based Incentive Award, which may be in cash, by the issuance of shares of Common Stock, or by a combination thereof. If and to the extent the applicable conditions are satisfied during the applicable performance period, the Company shall distribute the Award to the Participant as soon as reasonably practical following the expiration of the applicable performance period, and, in any event, no later than two and one-half months following the expiration of the performance period.

14.	Adjustments upon Changes in Capitalization

14.1 In the event of a Material Business Event, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and/or kind of shares that may be issued under this Plan or under particular types of Awards, the number and/or kind of shares subject to outstanding Awards, to outstanding Awards, the Annual Award Limits, the amount and/or type of payment to be received under Awards, and other value determinations applicable to outstanding Awards.

14.2 Additionally, upon the occurrence of a Material Business Event, the Committee, in its sole discretion, may make appropriate adjustments or modifications in the terms and conditions of any outstanding Awards under this Plan, including, but not limited to, modifications and accelerations of vesting provisions, Performance Goals and Restriction Periods.

14.3 The determination of the occurrence of a Material Business Event, as well as any appropriate adjustments or modifications shall be made in the sole discretion of the Committee, and its determinations, shall be conclusive and binding on all interested parties, including Participants under this Plan.

15.	Substitute Awards

The Committee may grant Awards under the Plan in substitution for stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate, or the acquisition by the Company or any Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

16.	Change in Control

Award Agreements may include provisions which apply to Awards in the event of a Change in Control; provided that notwithstanding any provision in an Award Agreement or otherwise, no change or other provision applicable to an Award shall be effective following a Change in Control if and to the extent that such change or provision would be contrary to the requirements of Code section 409A, or result in the imposition of taxation and/or penalties under Code section 409A.

17.	Effective Date, Termination and Amendment

17.1 The Plan is effective upon approval thereof by the Company’s shareholders. The Plan shall remain in full force and effect until the earlier of December 31, 2019, or the date it is terminated by the Board.

17.2 The Committee shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s shareholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are traded.

17.3 The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Other amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the affected Participant(s).

18.	Transferability

Awards may not be pledged, assigned or transferred for any reason during the Participant’s lifetime, and any attempt to do so shall be void. Notwithstanding the generality of the foregoing, the Committee may (but need not) grant Awards (other than ISOs issued either separately or in conjunction with an SAR) that are transferable by the Participant, during the Participant’s lifetime. Any transferee of a Participant shall, in all cases, be subject to the Plan and the provisions of the Award Agreement between the Company and the Participant, and the Committee may, as a condition to any such transfer, require the transferee to execute any and all documentation which the Committee deems necessary or appropriate to evidence the transferee’s agreement to this Plan and the Award Agreement.

19.	General Provisions

19.1 The Committee may postpone any grant, exercise, vesting or payment of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company: (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under applicable securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange, or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities and tax laws; or (v) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period. Additionally, the granting, exercise, vesting or payment of an Award shall be postponed during any period that the Company or any Affiliate is prohibited from doing or permitting any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any Affiliate is a party. The Company shall not be obligated by virtue of any terms and conditions of any Award Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of any law, including any securities or tax laws, or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award, and neither the Company nor its directors and officers nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

19.2 Notwithstanding any provision in this Plan or any Award Agreement, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

19.3 Nothing contained in this Plan, nor any Award granted pursuant to this Plan nor any Award Agreement, shall constitute or create any employment or other relationship, or confer upon any Participant any right to continued employment or service with the Company or any Subsidiary or Affiliate, nor interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment or service of any Participant at any time.

19.4 Nothing contained in this Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its Subsidiaries or Affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its Subsidiaries or Affiliates or any other person or entity, on the other.

19.5 For purposes of this Plan, a transfer of employment between the Company, its Subsidiaries and its Affiliates shall not be deemed a termination of employment. Notwithstanding the foregoing, a transfer of employment of a Participant between the Company or its Subsidiaries to an Affiliate or a Subsidiary where the Company does not control a majority of the voting power in such Affiliate Subsidiary shall be deemed a termination of employment with regard to any Incentive Stock Options (or any Tandem SARs that are related to Incentive Stock Options) that have been granted to such Participant.

19.6 The Company shall indemnify and hold harmless the members of the Committee, the Board, and any delegate thereof, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by applicable law.

19.7 Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Common Stock pursuant to this Plan. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. The Company shall have the right to retain from the payment under an Award the number of shares of Common Stock or a portion of the value of such Award equal in value to the amount of any required withholdings.

19.8 In order to facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which special terms may be contained in an Appendix attached hereto. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

19.9 To the extent applicable to the type of Award, each Grantee (other than an Optionee) may designate a person or persons to receive in the event of his or her death, any Award or any amount payable pursuant thereto, to which he or she would then be entitled under the terms of the Plan. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing.

19.10 The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, to the extent permitted by the rules of the exchange on which the Shares are listed or applicable law, and such arrangements may be either applicable generally or only in specific cases.

19.11 To the extent that Federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, this Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and shall be construed accordingly.

Appendix “A”

Performance Measures*
AATP Margin	Earnings Per Share

Adjusted After-Tax Profit (AATP)	Economic Profit

Adjusted EBIT	Employee Satisfaction

Adjusted Pre-Tax Profit (APTP)	Environmental, Health and Safety Compliance

Capitalized Economic Profit	Free Cash Flow

Capitalized Entity Value	Key Performance Indicators

Capitalized Equity Value	Market Share

Cash Flow	Net Debt

Cash Flow from Operations	Net Debt Reduction

Cash Flow Return on Capital	Net Income

Cash Flow Return on Capitalized Entity/Equity Value	Net Income Return on Capital

Cash Flow Return on Investment	Net Trade Cycle Days or Improvement in Days

Change in Capital	New Product Vitality

Change in Operating Working Capital	Operating Working Capital

Change in Price of Shares	Performance Against Annual Improvement Priorities

Change in Working Capital	Quality Measures

Customer Satisfaction	Return on Assets (ROA)

Days Payables Outstanding	Return on Equity (ROE)

Days Inventory Outstanding	Return on Gross Investment

Days Sales Outstanding	Return on Invested Capital (ROIC)

Debt	Return on Net Assets (RONA)

Debt Reduction	Sales

Diversity	Sales Growth

Earnings Before Interest and Taxes (EBIT)	Total Return to Stockholders

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	Working Capital

EBIT, EBITDA or Net Income Margin	Zep Business Systems Processes

*	Performance Measures may be adjusted in accordance with the Plan for restructuring charges, reductions in force, changes in accounting principles, changes in tax laws, gain and/or losses on asset sales, discontinued operations, acquisitions, divestitures, currency fluctuations, equity adjustments, unusual changes in the external environment or business strategies, or other extraordinary or unusual items, which may distort results.

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Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to the annual shareholder meeting date.

INTERNET http://www.proxyvoting.com/zep
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
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TELEPHONE 1-866-540-5760
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If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1 ELECTION OF DIRECTORS	☐	☐	☐	2 Vote to approve the Zep Inc. Omnibus Incentive Plan	☐	☐	☐

Nominees: 01 Ronald D. Brown 02 Earnest W. Deavenport, Jr. 03 Sidney J. Nurkin				3 Vote to ratify the appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions:

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Zep Inc. account online.

Access your Zep Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Zep Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of Proxy Materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/zep

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PROXY

Zep Inc.

Annual Meeting of Stockholders – January 7, 2010

This Proxy is Solicited by the Board of Directors of the Company

The undersigned hereby appoints John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Zep Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held January 7, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change / Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTHHACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)